UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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THE AES CORPORATION

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS OF THE AES CORPORATION
TO BE HELD ON THURSDAY, APRIL 17, 2014
March 4, 2014
TO THE HOLDERS OF COMMON STOCK OF THE AES CORPORATION:
Notice is hereby given that the 2014 Annual Meeting of Stockholders of The AES Corporation (the “Company” or “AES”) will be held on Thursday, April 17, 2014, at 9:30 a.m. EDT, at the Westin Arlington Gateway Hotel, 801 N. Glebe Road, Arlington, VA 22203, Hemingway Salon, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect twelve members to the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP (“E&Y” or the “Independent Registered Public Accounting Firm”) as the independent auditors of the Company for the year 2014;

3.	To approve, on an advisory basis, the Company’s executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.
Doors to the meeting will open at 8:30 a.m. EDT. Stockholders of record at the close of business on February 21, 2014 are entitled to notice of, and to vote at, the Annual Meeting. If you plan to attend the Annual Meeting, please note that, for security reasons, before being admitted, you must present your admission ticket or proof of stock ownership and valid photo identification at the door. All hand-carried items will be subject to inspection and any bags, briefcases or packages must be checked at the registration desk prior to entering the meeting room.

Brian A. Miller
Executive Vice President, General Counsel
and Corporate Secretary

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING	1
TABLE OF CONTENTS	2
PROXY STATEMENT	3
Questions and Answers Regarding the Proxy Statement and Annual Meeting	3
BOARD OF DIRECTORS - PROPOSAL 1: ELECTION OF DIRECTORS.	5
INFORMATION CONCERNING OUR BOARD OF DIRECTORS	8
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Executive Summary	12
Our Executive Compensation Process	16
Overview of AES Total Compensation	19
2013 Compensation Determinations	21
Other Relevant Compensation Elements and Policies	28
Compensation Committee Report	31
Risk Assessment	32
Summary Compensation Table	33
Grants of Plan-Based Awards Table	35
Narrative Disclosure Relative to the Summary Compensation Table and the Grants of Plan-Based Awards Table	36
Outstanding Equity Awards at Fiscal Year-End	37
Option Exercises and Stock Vested	39
Non-Qualified Deferred Compensation	40
Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table	40
Potential Payments Upon Termination or Change-in-Control	42
Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control	43
Payment of Long-Term Compensation Awards in the Event of Termination or Change-in-Control as Determined by the Provisions Set Forth in the 2003 Long-Term Compensation Plan	44
Information About our Compensation Committee	46
Compensation of Directors	47
TRANSACTIONS WITH RELATED PERSONS	49
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF AUDITORS	50
REPORT OF THE FINANCIAL AUDIT COMMITTEE	51
INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES AND INDEPENDENCE	52
PROPOSAL 3: TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION	53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	55
GOVERNANCE MATTERS	56
DIRECTIONS TO THE ANNUAL MEETING	60

PROXY STATEMENT
March 4, 2014
The Board of Directors (the “Board”) of The AES Corporation (the “Company” or “AES”) is soliciting Proxies to be voted on the Stockholders behalf at the 2014 Annual Meeting of Stockholders.

The Annual Meeting will commence at 9:30 a.m. EDT on Thursday, April 17, 2014. The Annual Meeting will be held at the Westin Arlington Gateway Hotel, 801 N. Glebe Road, Arlington, VA 22203 in the Hemingway Salon.
This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your Proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to Stockholders on or about March 7, 2014. This Proxy Statement and accompanying Proxy Card, Annual Report on Form 10-K and related proxy materials will first be made available to Stockholders on or about March 7, 2014 at www.envisionreports.com/aes for registered holders of AES stock and, at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, the websites, www.envisionreports.com/aes and www.edocumentview.com/aes provide complete anonymity with respect to a Stockholder accessing the websites.
At the close of business on February 21, 2014, there were 723,927,523 shares of common stock outstanding. Each share of common stock is entitled to one vote.
Questions And Answers Regarding the Proxy Statement and Annual Meeting
WHAT IS THE RECORD DATE?
The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments of the Annual Meeting. Each share of common stock is entitled to one vote. The record date for the Annual Meeting is February 21, 2014.
HOW DOES A STOCKHOLDER SUBMIT A VOTE ON A PROPOSAL?
A Stockholder may vote by telephone, via the Internet, or in person by attending the Annual Meeting. A Stockholder may also vote by marking, signing, dating and returning the Proxy Card to the Office of the Corporate Secretary at 4300 Wilson Boulevard, Arlington, Virginia 22203. Only Stockholders registered on the books of our transfer agent may vote in person at the Annual Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth on the voting instruction card provided by your broker or other intermediary.
WHAT ARE THE APPROVAL REQUIREMENTS?
If a Proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the Proxy. If no instructions are specified in the Proxy with respect to the matters to be acted upon, the shares represented by the Proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth in this Proxy Statement. Each share of common stock is entitled to one vote on each proposal contained herein. For any proposal, except as otherwise provided by law, rule, AES’ Sixth Restated Certificate of Incorporation or our Amended and Restated Bylaws (“Bylaws”), the affirmative vote of a majority of the shares of common stock present in person or represented by Proxy at the meeting and entitled to vote on the matter is required for approval, including for the election of Directors. In tabulating the voting results for any particular proposal, abstentions have the same effect as votes against the matter. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors and the advisory approval of the Company’s executive compensation, although they may vote their clients’ shares on “routine” proposals such as the proposal seeking ratification of E&Y as the independent registered public accounting firm for the year 2014. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.
WHAT CONSTITUTES A QUORUM?
For business to be conducted at the Annual Meeting, a quorum must be present or represented by Proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting. A copy of the Bylaws is available on our website (www.aes.com).
MAY A STOCKHOLDER CHANGE A VOTE?
Stockholders are entitled to revoke their Proxies at any time before their shares are voted at the Annual Meeting. To revoke a Proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed Proxy bearing a later date than the original submitted Proxy, submit voting instructions again by telephone or the Internet, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your Proxy. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a Proxy to vote your shares if you wish to cast your vote in person at the meeting.
ARE VOTING RECORDS CONFIDENTIAL?
We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
HOW DOES THE COMPANY SOLICIT PROXIES?
The Company will solicit Proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of Proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting Proxies from Stockholders and we will pay a fee estimated at $15,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

DO I NEED AN ADMISSION TICKET TO ATTEND THE ANNUAL MEETING?
Yes. You must present both an admission ticket or proof of stock ownership and valid photo identification to attend the Annual Meeting.

•	If you received these materials by mail, your admission ticket is attached to your Proxy card. Please detach the ticket and bring it with you to the Annual Meeting.

•	If you vote electronically through the Internet, you can print an admission ticket from the online site.

•
If you hold shares through an account with a bank or broker, contact your bank or broker to request a legally valid Proxy from the owner of record to vote your shares in person. This will serve as your admission ticket.

•	A recent brokerage statement or letter from your broker showing that you owned AES common stock in your account as of February 21, 2014, also serves as an admission ticket.
If you do not have an admission ticket or proof of ownership and valid photo identification, you will not be admitted into the Annual Meeting.
Please also note that, if you attend the Annual Meeting, the use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is strictly prohibited at the Annual Meeting.

BOARD OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated twelve Directors (the “Nominees”) for election at the Annual Meeting. The Nominees are identified and discussed in the paragraphs below for election at this year’s Annual Meeting to each serve a one-year term expiring at the Annual Meeting in 2015.

Andrés R. Gluski, age 56, has been our President and Chief Executive Officer (the “CEO”) and a Director of AES since September 2011 and serves as Chairman of the Strategy and Investment Committee of the Board. Qualifications and Experience: As the chief executive of AES, he provides our Board with in-depth knowledge about the Company’s business and issues confronting our business, the electric industry and international markets. Mr. Gluski was appointed to the U.S. Brazil CEO Forum in 2012 and the President's Export Council in 2013. Prior to his current leadership position, Mr. Gluski served as Executive Vice President and Chief Operating Officer of the company from March 2007 to September 2011, Regional President for Latin America from 2006 to 2007, Senior Vice President for the Caribbean and Central America from 2003 to 2006, CEO of La Electricidad de Caracas (“EDC”) from 2002 to 2003 and CEO of AES Gener (Chile) in 2001. Before joining AES, Mr. Gluski was Executive Vice President and Chief Financial Officer of EDC, Executive Vice President of Banco de Venezuela (Grupo Santander), Vice President for Santander Investment, and Executive Vice President and Chief Financial Officer of CANTV (subsidiary of GTE). Mr. Gluski has also worked with the International Monetary Fund in the Treasury and Latin American Departments and served as Director General of the Ministry of Finance of Venezuela. Education: Mr. Gluski is a magna cum laude graduate of Wake Forest University and holds a M.A. and a Ph.D in Economics from the University of Virginia.

Directorships for the Past Five Years: Mr. Gluski currently serves on the Board of Directors of Cliffs Natural Resources (from January 2011 to the present), The Council of the Americas (from 2011 to the present), US Spain Council and The Edison Electric Institute (from 2010 to the present), and is Chairman of AES Gener (from May 2005 to the present) and AES Brasiliana (from March 2006 to the present).

Zhang Guo Bao, age 69, has been a Director of AES since December 2011. He is the Director nominee of Terrific Investment Corporation (“Investor”), a subsidiary of China Investment Corporation’s (together, “CIC”). As of February 21, 2014, Investor was the holder of approximately 8% of AES Common Stock. The nomination was made pursuant to that certain Stockholder’s Agreement dated March 12, 2010 between AES and the Investor (the “Stockholder Agreement”). Qualifications and Experience: Mr. Zhang is currently Vice-Chairman of the Chinese National Development and Reform Commission and previously served as the Administrator (Minister-Level) of the Chinese National Energy Administration from 2008-2011. Education: Mr. Zhang graduated from Xi’an Jiaotong University and is a Senior Engineer.

Directorships for the Past Five Years: Mr. Zhang is Vice Chairman of the World Energy Council (from 2003 to the present).

Charles L. Harrington, age 55, has been a Director of AES since December 2013 and serves on the Financial Audit Committee of the Board. Qualifications and Experience: Mr. Harrington brings to the AES Board a strong record of driving innovation and sustainable results. Since May 2008, Mr. Harrington has served as Chairman and CEO of Parsons Corporation, an engineering, construction, technical and management services firm, and has spent over 30 years with Parsons in various operations, finance (including Chief Financial Officer) and business development roles. During his tenure as CEO, Mr. Harrington has focused on expanding into strategically important new business areas and led Parsons to record profitability. Education: Mr. Harrington received a B.S., magna cum laude, in Engineering from California Polytechnic State University and a MBA in Finance and Marketing from the Anderson School of Management, UCLA.

Directorships for the Past Five Years: Mr. Harrington has been a member of the following privately-held or non-profit companies: Parsons Corporation (from 2008 to the present), Anderson School of Management at UCLA (from 2008 to the present), California Polytechnic State University (from 2008 to the present), Blumenthal Performing Arts Center (2006-2012), California Science Center (from 2008 to the present) and Business-Higher Education Forum (from 2011 to the present).

Kristina M. Johnson, age 56, has been a Director of AES since January 2011, and currently serves on the Compensation Committee and Management's Technology and Innovation Advisory Council. Dr. Johnson previously served on the Board from April 2004 to April 2009.

Qualifications and Experience: Dr. Johnson currently is the Chief Executive Officer of Enduring Hydro LLC, a company that invests in, develops, and modernizes hydroelectric facilities and provides consulting services on hydroelectric power and other clean energy projects, since April 2011 and is the former Undersecretary for Energy at the U.S. Department of Energy (from May 2009 to November 2010). Prior to government service, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at the Johns Hopkins University from September 2007 to April 2009. Previously, she served as the Chief Academic and Administrative Officer and Chief Budget Officer of the Edmund T. Pratt, Jr., School of Engineering at Duke University ("Duke"), joining Duke in July 1999. Prior to joining Duke, Dr. Johnson served on the faculty of the University of Colorado at Boulder from 1985 to 1999 as a Professor of Electrical and Computer Engineering and a co-founder and director (from 1993 to 1997) of the National Science Foundation Engineering Research Center for Optoelectronic Computing Systems Center. Education: Dr. Johnson received her BS with distinction, MS and PhD from Stanford

University in Electrical Engineering. She is an expert in liquid crystal electro-optics and has over forty-five patents or patents pending in this field. Dr. Johnson has received numerous recognitions for contributions to her field, including the John Fritz Medal, considered the highest award given in the engineering profession.

Directorships for the Past Five Years: Since 2006, Dr. Johnson served on the boards of directors of Minerals Technologies, Inc., Boston Scientific Corporation and Nortel Networks, until her appointment to the Department of Energy when she resigned from all public boards. After leaving the Department of Energy, she was re-elected to the board of directors of Boston Scientific Corporation (from December 2010 to the present) and elected to the board of directors of Cisco Systems, Inc. (from August 2012 to the present).

Tarun Khanna, age 47, has been a Director of AES since April 2009 and serves on the Nominating, Governance and Corporate Responsibility Committee and the Strategy and Investment Committee of the Board. Dr. Khanna is also a member of Management's Technology and Innovation Advisory Council. Qualifications and Experience: Dr. Khanna is the Jorge Paulo Lemann Professor at the Harvard Business School, joining the faculty in 1993. He brings substantial expertise regarding global business, emerging markets and corporate strategy to the Board. Dr. Khanna’s scholarly work has been published in a range of economics, management and foreign policy journals and he recently published Billions of Entrepreneurs: How China and India are Reshaping their Futures, and Yours, a book focusing on the drivers of entrepreneurship in Asia. He also co-authored the book, Winning in Emerging Markets: A Roadmap for Strategy and Execution, which was published in March 2010. He was appointed a Young Global Leader (under 40) by the World Economic Forum in 2007, was elected as a Fellow of the Academy of International Business in 2009, and was appointed Director of Harvard University’s South Asia Institute in 2010. Education: Dr. Khanna received a BSE from Princeton University and PhD from Harvard University.

Directorships for the Past Five Years: Dr. Khanna is also a member of the boards of directors of SKS Microfinance (from February 2009 to the present) and the following privately-held companies: GVK Bio Sciences (from 2007 to the present) and TVS Logistics (from 2008 to the present).

Philip Lader, age 68, has been a Director of AES since April 2001 and serves as Chairman of the Nominating, Governance and Corporate Responsibility Committee and a member of the Strategy and Investment Committee of the Board. Mr. Lader is also a member of Management's Technology and Innovation Advisory Council. Qualifications and Experience: Mr. Lader brings substantial executive, board and government experience to AES. The former U.S. Ambassador to the Court of St. James’s, he has served as Chairman of WPP plc, the world’s largest global advertising and marketing services company, comprised of approximately 170,000 people in 112 countries, which includes J. Walter Thompson, Young & Rubicam, and Ogilvy & Mather from 2001 to the present. A lawyer, Mr. Lader is also a Senior Advisor to Morgan Stanley, and serves as a member of the Investment Committees of Morgan Stanley’s Global Infrastructure Fund and was Vice Chairman of RAND Corporation. Mr. Lader served as White House Deputy Chief of Staff, Assistant to the President, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration during the Clinton Administration. Mr. Lader was also President of Sea Pines Company, Executive Vice President of the U.S. holdings of the late Sir James Goldsmith, and president of several universities in South Carolina and Australia. Education: Mr. Lader graduated with a BA from Duke University where he was a member of Phi Beta Kappa, an MA from the University of Michigan, completed graduate law studies at Oxford University, and received a JD from Harvard Law School.

Directorships for the Past Five Years: Mr. Lader is or has been a member of the boards of directors of WPP plc (from 2001 to the present), Lloyd’s of London (2005-2010), Marathon Oil Corporation (from 2002 to the present), UC RUSAL (from 2006 to the present), Songbird Estates, plc (2006-2009), and the following privately-held or non-profit companies: Duck Creek Technologies (2009-2011), RAND Corporation (2001-2011), Atlantic Council of US (from 2008 to the present), Smithsonian Museum of American History (from 2006 to the present), Salzburg Global Seminar (from 2008 to the present), Lader Foundation, and Bankinter Foundation for Innovation (from 2007 to the present).

James H. Miller, age 65, has been a Director of AES since June 2013 and serves on the Financial Audit Committee and Compensation Committee of the Board. Qualifications and Experience: Mr. Miller brings to the AES Board his substantial experience in the energy industry both in the US and internationally, including experience in regulated utilities and the competitive power markets. With more than 35 years of experience in the energy industry, Mr. Miller served as Chairman of PPL Corporation from 2006 until his retirement in March 2012. He joined PPL as President of its US generation businesses in 2001. Previously, he was Executive Vice President of USEC Inc. and President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. He began his career at the former Delmarva Power & Light Co. Education: Mr. Miller holds a bachelor’s degree in electrical engineering from the University of Delaware and served in the US Navy nuclear submarine program.

Directorships for the Past Five Years: Mr. Miller has been a member of the boards of directors of Rayonier, Inc. (from 2011 to the present), Lehigh Gas Partners LP (from 2012 to the present) and Crown Holdings, Inc. (from 2010 to the present).

Sandra O. Moose, age 72, has been a Director of AES since April 2004, and serves as Chair of the Compensation Committee and a member of the Strategy and Investment Committee of the Board. Qualifications and Experience: Dr. Moose brings substantial executive, strategic, planning, operations, consulting, and corporate governance experience to the Board. Dr. Moose is President of Strategic Advisory

Services, a global business advisory firm, and from 1975 to 2003 served as a director and Managing Partner of The Boston Consulting Group (“BCG”). At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, for over 35 years. Dr. Moose managed BCG’s New York office from 1988-1998 and was chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994-1999. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance. Education: Dr. Moose received her PhD and MA in economics from Harvard University and BA, summa cum laude, in economics from Wheaton College.

Directorships for the Past Five Years: Dr. Moose is also a member of the boards of directors of Verizon (from 2000 to the present), serving as its presiding director (since November 2005), chairperson (since 2005) of the board of trustees of Natixis Advisor Funds (from 1982 to the present), Loomis Sayles Funds (from 2003 to the present), and the Alfred P. Sloan Foundation (from 2000 to the present), serving as its Chairman since July 2012. Dr. Moose also served on the board of directors of Rohm and Haas Company (1981-2009) and as its lead director from 1998.

John B. Morse, Jr., age 67, has been a Director of AES since December 2008 and serves as Chairman of the Financial Audit Committee and as a member of the Strategy and Investment Committee of the Board. Qualifications and Experience: Mr. Morse brings substantial executive experience to the Board, including board, investment and other finance expertise. Before his retirement in December 2008, Mr. Morse served as the Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (the “Post”), a diversified education and media company whose principal operations include educational services, newspaper and magazine print and online publishing, television broadcasting and cable television systems recording over $4.4 billion in annual operating revenues. During Mr. Morse’s 19 year tenure, the Post’s leadership made more than 100 investments in both domestic and international companies and included new endeavors in emerging markets. Prior to joining the Post, Mr. Morse was a partner at Price Waterhouse (now PricewaterhouseCoopers), where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Education: Mr. Morse graduated with a BA from the University of Virginia and an MBA from the Wharton School of Finance at the University of Pennsylvania. Mr. Morse is a Certified Public Accountant.

Directorships for the Past Five Years: Mr. Morse is also a member of the boards of directors of Host Hotels & Resorts Corporation (from 2005 to the present), the Home Shopping Network (from 2008 to the present), Former Trustee and President Emeritus of the College Foundation of the University of Virginia (2002-2012), and completed a six-year term as a member of the Financial Accounting Standards Advisory Council (2004-2010).

Moisés Naím, age 61, has been a Director of AES since April 2013 and serves on the Nominating, Governance and Corporate Responsibility Committee of the Board. Qualifications and Experience: Dr. Naím is the Senior Associate in the International Economics Program at the Carnegie Endowment for International Peace and has served in that role from June 2010 to present. For fourteen years (1996-2010), Dr. Naím served as Editor in Chief for Foreign Policy magazine (first, at The Carnegie Endowment for International Peace and subsequently, at The Washington Post Company). He has written extensively on international economics and global politics, economic development and the consequences of globalization, and Dr. Naím is the chief international columnist for El País and La Repubblica, high circulation daily newspapers in Spain and Italy, respectively, and is also the host and producer of Efecto Naím, a global Spanish language news and analysis broadcast. His columns are syndicated worldwide. Dr. Naím brings substantial international economics and political expertise to AES through his tenure as Venezuela’s Minister of Industry and Trade and Director of Venezuela’s Central Bank in the early 1990s and as an Executive Director of the World Bank in the early 1990s. He is also the author of many scholarly articles and more than ten books on economics and politics. He also has broad experience as a consultant to corporations, governments and non-governmental organizations. Education: Dr. Naím holds MSc and PhD degrees from the Massachusetts Institute of Technology.

Directorships for the Past Five Years: Dr. Naím is a member of the board of directors of FEMSA (from 2011 to the present).

Charles O. Rossotti, age 73, has been a Director of AES since March 2003 and has served as Chairman of the Board and Lead Independent Director since April 2013. Qualifications and Experience: Mr. Rossotti brings substantial executive, entrepreneurial, global business, operations, and finance experience to our Board as a result of his previous positions. He serves as a Senior Advisor with the Carlyle Group, one of the world’s largest private equity firms, since March 2003. From November 1997 until November 2002, Mr. Rossotti was the Commissioner of Internal Revenue at the United States Internal Revenue Service (“IRS”), where he was responsible for regulatory and financial and accounting functions for $2 trillion a year in tax revenues. Prior to joining the IRS, Mr. Rossotti was a founder of American Management Systems, Inc. (“AMS”), a technology and management consulting firm which grew from inception to 9,000 employees and $800 million in revenue, where he oversaw operations in the U.S., Europe, and Asia. Mr. Rossotti held the position of President of AMS from 1970 to 1989, Chief Executive Officer from 1981 to 1993 and Chairman from 1989 to 1997, where he oversaw expansion into developed international markets, risk management of contracting functions, and strategic actions. From 1965 to 1969, he held various positions in the Office of Systems Analysis within the Office of the Secretary of Defense. He is currently a member of the board of directors of Capital Partners for Education, a non-profit organization and a member of the Controller General’s Advisory Board of the U.S. Government Accountability Office. Education: Mr. Rossotti graduated magna cum laude from Georgetown University and received an MBA with high distinction from Harvard Business School.

Directorships for the Past Five Years: Mr. Rossotti serves or served as a member of the boards of directors of Bank of America Corporation (2009-2013), Booz, Allen, Hamilton (from 2008 to the present), and Merrill Lynch Corporation (2004-2008) and the following privately held companies: Apollo Global (2008-2012), Compusearch Systems, Inc. (2005-2011), Liquid Engines, Inc. (2004-2006), Quorum Management Solutions (from 2010 to the present), Primatics Financial (from 2011 to the present), and Wall Street Institute (2005-2010).

Sven Sandstrom, age 72, has been a Director of AES since October 2002 and serves on the Financial Audit Committee and the Nominating, Governance and Corporate Responsibility Committee of the Board. Qualifications and Experience: Mr. Sandstrom brings substantial experience in global finance, strategy, operations, industry knowledge, as well as risk management to our Board. He is the former Managing Director of the World Bank where he served for 30 years, retiring in 2001. As Managing Director for ten years, Mr. Sandstrom was responsible for all aspects of the Bank’s work including financial policy and risk management, global strategy, and operations. Since 2001, Mr. Sandstrom has been a director and adviser at private corporations and public institutions in Europe, Africa, Asia and the U.S., including the European Commission, the African Development Bank and the International Union for the Conservation of Nature (“IUCN”). For six years, he chaired the international funding negotiations for the African Development Bank and the Global Fund to Fight AIDS, TB and Malaria. He is the CEO and Director of Hand in Hand International, a UK public charitable trust that funds and supports development and microfinance operations in India, Afghanistan and Eastern and Southern Africa. He is also the sole owner and operator of a small hydropower plant in northern Sweden. Education: Mr. Sandstrom graduated with a BA from the University of Stockholm, an MBA from the Stockholm School of Economics, and a DrSc from the Royal Institute of Technology in Stockholm. For three years, he was a joint Research Associate at MIT and Harvard Business School.

Directorships for the Past Five Years: Mr. Sandstrom is also a member of the board of directors of Hand in Hand International, UK (from 2009 to the present) and IUCN, Switzerland (2004-2008).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE TWELVE DIRECTORS DISCUSSED ABOVE.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on each of our Financial Audit, Compensation and Nominating, Governance and Corporate Responsibility Committees pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Financial Audit Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook an annual review of Director and Director Nominee independence in February 2014. The purpose of this review was to determine whether any relationships or transactions involving Directors and Director nominees (including their family members and affiliates) were inconsistent with a determination that the Director or Director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to Financial Audit Committee members and Financial Audit Committee nominees, under the independence standards for audit committee members under the Exchange Act.

In making this determination, the Board considered not only the criteria for independence set forth in the listing standards of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or a Director nominee or any member of their immediate family (or any entity of which a Director or Director nominee or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might bear on the materiality of a Director’s or a Director nominee’s relationship to AES or any of its subsidiaries. As described in the preceding sentence, the Board considered the independence issue not merely from the standpoint of the Director or Director nominee, but also from that of the persons or organizations with which the Director or Director nominee is affiliated.

Based on its review, our Board determined that Messrs. Harrington, Lader, Miller, Morse, Rossotti and Sandstrom and Drs. Johnson, Khanna, Moose and Naím each qualify as independent under the independence standards existing under the NYSE rules. Our Board also determined that Messrs. Harrington, Miller, Morse, and Sandstrom qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairman of the Board (“Chairman”) and CEO. If the Chairman is independent, he or she will also serve as Lead Independent Director. Since 1993, we have separated the offices of Chairman and CEO. Since 2003, our Chairman has been an independent Director who has also acted as Lead Independent Director.

We believe the structure described above provides strong leadership for our Board, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders. Our current structure, which includes an independent Chairman serving as Lead Independent Director, helps ensure independent oversight over the Company. Our Corporate Governance Guidelines state that the Lead Independent Director’s duties include coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, and facilitating communications among the other members of the Board. At the same time, our current structure allows the CEO to focus his energies on management of the Company.

Our Board has ten independent members. A number of our independent Board members are currently serving or have served as Directors or as members of senior management of other public companies. We have three Board Committees comprised solely of independent Directors, each with a different independent Director serving as Chairman of the Committee. We believe that the number of independent experienced Directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our Stockholders.

Pursuant to our Bylaws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between Directors and Management, the relationship between the CEO and Chairman, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

THE COMMITTEES OF THE BOARD

In 2013, the Board maintained four standing Committees: Compensation Committee, Strategy and Investment Committee, Financial Audit Committee, and Nominating, Governance and Corporate Responsibility Committee. The Board has determined that each of the members of the Compensation Committee, Financial Audit Committee, and Nominating, Governance and Corporate Responsibility Committee meets the standards of “independence” established by the NYSE as currently in effect. A description of each Board Committee is set forth below.

STANDING COMMITTEES:

Compensation Committee

The members of the Compensation Committee are Kristina M. Johnson, James H. Miller, and Sandra O. Moose (Chair). For information regarding the role of our Compensation Committee, including its processes and procedures for determining executive compensation, see “Information About our Compensation Committee.” The Compensation Committee operates under the Charter of the Compensation Committee, which has been adopted and approved by the Board. Consistent with the requirements of the Charter, the Board determined that all Compensation Committee members are Independent within the meaning of the SEC rules and listing standards of the New York Stock Exchange. The Compensation Committee may form subcommittees and delegate to those subcommittees such power and authority as the Compensation Committee deems appropriate and in compliance with law. A copy of the Compensation Committee’s Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203.

Strategy and Investment Committee

The members of the Strategy and Investment Committee are Andrés Gluski (Chair), Tarun Khanna, Philip Lader, Sandra O. Moose, and John B. Morse, Jr. The Strategy and Investment Committee focuses on the evaluation of strategic plans and of capital deployment in the context of the Company’s corporate strategy. In addition, at the request of the Board, the Committee or Management, individual transactions may also be reviewed by the Committee including, potential investments, asset sales, proposed equity and/or debt offerings, or other transactions. The Strategy and Investment Committee operates under the Charter of the Strategy and Investment Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Financial Audit Committee (the “Audit Committee”)

The members of the Audit Committee are Charles L. Harrington, James H. Miller, John B. Morse, Jr. (Chair), and Sven Sandstrom. The Audit Committee is responsible for the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee may delegate its authority to subcommittees when it deems such delegation to be appropriate and in the best interests of the Company. The Audit Committee, on behalf of the Board, also appoints the Company’s independent auditors, subject to Stockholder ratification, at the Annual Meeting. The Audit Committee operates under the Charter of the Audit Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Our Board has determined that all members of the Audit Committee are independent within the meaning of the SEC rules and under the current listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules and an Audit Committee Financial Expert within the meaning of the SEC rules based on, among other things, the experience of such member, as described under “Proposal 1: Election of Directors” of this Proxy Statement.

Nominating, Governance and Corporate Responsibility Committee (the “Nominating Committee”)

The members of the Nominating Committee are Tarun Khanna, Philip Lader (Chair), Moisés Naím and Sven Sandstrom. The Nominating Committee provides recommendations for potential Director nominees for election to the Board, establishes compensation for Directors, considers governance, social responsibility and cyber security issues relating to the Board and the Company and considers the scope of the Company’s internal environmental and safety audit programs. The Nominating Committee may form subcommittees and delegate to those subcommittees such power and authority as the Committee deems appropriate and in compliance with law. The Nominating Committee operates under the Charter of the Nominating Committee adopted and approved by the Board. Consistent with the requirements of the Charter, the Board determined that all Nominating Committee members are Independent within the meaning of the SEC rules and listing standards of the New York Stock Exchange. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of attributes such as knowledge, experience, diversity and other attributes. In addition, the Company’s Corporate Governance Guidelines establish that the size of the Board shall be nine to twelve members, a range which “permits diversity of experience without hindering effective discussion or diminishing individual accountability.” Consistent with these governing documents, both the Nominating Committee and the full Board seek Director nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating Committee reviews the qualifications of proposed Director nominees to serve on our Board and recommends Director nominees to our Board for election at the Company’s Annual Meeting. The Board proposes a slate of Director nominees to the Stockholders for election to the Board, using information provided to the Committee.

In certain instances, a third party may assist in identifying potential Director nominees. The Nominating Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for Director are evaluated using the criteria described above. As described under “Proposal 1: Election of Directors,” Messrs. Harrington and Miller were recommended for nomination by several Board members. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203 and providing the information and following the additional procedures set forth in the Bylaws, which are described in “Stockholder Proposals and Nominations for Director” of this Proxy Statement.

Director Compensation. The Nominating Committee periodically reviews the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. In reviewing and determining the compensation paid to Directors, the Nominating Committee considers how such compensation relates and compares to that of companies of comparable size and/or equivalent complexity. The Committee’s review includes looking at both direct and indirect forms of compensation paid to our Directors, including any charitable contributions made by the Company, on behalf of such Directors, to organizations with which Directors are affiliated. The General Counsel’s Office assists the Nominating Committee with its review of our Director compensation program. The General Counsel’s office conducts research on other companies’ director compensation practices by reviewing broad-based director compensation studies, which generally include a hundred or more companies, and providing the Committee with a benchmarking analysis of such companies’ practices as compared to the Company’s Director compensation program. These reports are further described in “Director Compensation for Year 2013” below. Neither the General Counsel’s Office nor the Nominating Committee retains an independent compensation consultant to assist with recommending or determining Director compensation. Any proposed changes to the Director compensation program are recommended by the Nominating Committee to the Board for consideration and approval. For further information regarding our Director compensation program, see “Director Compensation for Year 2013” of this Proxy Statement.

BOARD’S ROLE IN RISK MANAGEMENT

Our Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees, who provide oversight over the risk management practices implemented by Management. Our full Board provides oversight with respect to risk management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. Even when the oversight of a specific area of risk has been delegated to a Committee, the full Board may maintain oversight over such risks through the receipt of reports from the Committee Chairpersons to the full Board at each regularly-scheduled full Board meeting. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a Board Committee. The Board and Committee reviews occur principally through the receipt of regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to risks faced by the Company. The Company’s Chief Financial Officer and/or Treasurer provides a report on the Company’s liquidity position, which may include an analysis of prospective sources and uses of funds, and the implications to the Company’s debt covenants and credit rating, if any. The Chief Operating Officer or his designee provides operational reports, which may include risks related to tariffs, efficiency at our subsidiaries’ plants, construction, and related matters. The Company’s Vice President of Risk provides a report to the Board which explains the Company’s primary risk exposures, including currency, commodity and interest rate risk. Finally, the Company’s General Counsel provides a privileged dispute resolution report which provides information regarding the status of the Company’s litigation and related matters. At each regularly-scheduled Board meeting, the full Board also receives reports from Committee Chairpersons, which may include a discussion of risks initially overseen by the Committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as regulatory, geopolitical, cyclical or other risks.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; and the effectiveness of the Company’s Ethics and Compliance Program. The Company’s Nominating Committee maintains initial oversight over risks related to workplace safety and cyber security, and our subsidiaries’ continuing efforts to ensure compliance with the best practices in these areas. When appropriate, the Nominating Committee also receives environmental reports regarding our subsidiaries’ compliance with environmental laws and their efforts to ensure continuing compliance with governing laws and regulations. The Company’s Compensation Committee maintains initial oversight over risks related to the Company’s compensation practices, including practices related to hiring and retention, succession planning (approved by the full Board), and training of employees. The Strategy and Investment Committee maintains initial oversight over risks related to our overall strategic plans and capital deployment in the context of our corporate strategy.

DIRECTOR ATTENDANCE

In 2013, our Board convened 13 times, including 8 telephonic meetings, and our Board Committees held the following number of meetings: (i) Audit Committee - 10 meetings; (ii) Compensation Committee - 7 meetings; (iii) Strategy and Investment Committee - 5 meetings; and (iv) Nominating Committee - 7 meetings.

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve in person or by conference telephone, and Directors are also encouraged to attend the Annual Meeting. Messrs. Gluski, Koskinen, Lader, Morse, Odeen, Rossotti, Sandstrom and Zhang and Drs. Johnson, Khanna, Moose and Naím attended the 2013 Annual Meeting of Stockholders on April 18, 2013. All of our current Directors attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served.

In accordance with the Company’s Corporate Governance Guidelines, non-management Directors met in executive session after each in-person meeting of the Board. Non-management Directors met 5 times in 2013, with Mr. Odeen presiding as Lead Independent Director January 1-April 17, 2013 and Mr. Rossotti presiding as Lead Independent Director April 18-December 31, 2013.

BOARD RESPONSE TO 2013 SHAREHOLDER VOTE

In December 2011, after the 2012 Board calendar had been approved, the Board appointed Mr. Zhang to the Board. Mr. Zhang was nominated to the Board by CIC pursuant to the Stockholder Agreement between the Company and CIC. At the 2012 Annual Meeting, Mr. Zhang received a “For” vote from over 99% of the votes cast. Because of the late date of his nomination and subsequent appointment, he incurred certain scheduling and other issues, and as result, did not attend 75% of the Board meetings in 2012, his first full year as a Board member. For this reason, he did not receive a majority of the votes cast at the 2013 Annual Meeting. In response to the vote, the Board took action to ensure that in 2013, he and all other Board members did attend at least 75% of all meetings of the Board and the Committees on which they served. First, the Board ensured that its 2013-2014 Board calendar accommodated the schedules of all Board members. Second, the Board emphasized the importance of attendance to the Board members and reviewed Board attendance throughout the year. As noted above, these efforts resulted in attendance well above the 75% threshold for Board and Committee members in 2013.

During 2013, with the knowledge and support of the Board, the Company engaged in substantial stakeholder outreach regarding the shareholder vote. The Company engaged in a dialogue with several key AES Stockholders, Stockholder advocacy groups and proxy advisors to ensure that the steps taken above would satisfy the various stakeholders. Based on our discussions with these stakeholders, Management and the Board believe that the Board has successfully addressed the issues with Director attendance at Board and Committee meetings.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
Executive Summary
The CD&A includes compensation details for our “Named Executive Officers” (“NEOs”), including:

Name	Title
Mr. Andrés Gluski	President & Chief Executive Officer (“CEO”)
Mr. Thomas O’Flynn	EVP & Chief Financial Officer (“CFO”)
Mr. Andrew Vesey	EVP & Chief Operating Officer (“COO”)
Mr. Brian Miller	EVP, General Counsel & Corporate Secretary (“General Counsel”)
Ms. Elizabeth Hackenson	SVP, Global Business Services & CIO (“SVP, GBS & CIO”)

Discussion of 2013 Performance
AES’ compensation philosophy emphasizes pay-for-performance. As context for understanding our 2013 NEO compensation, the following discussion summarizes the Company’s financial and operational results and other notable accomplishments in 2013. Non-GAAP measures (Adjusted EPS and Proportional Free Cash Flow) are reconciled to the nearest GAAP financial measures in the section titled “Non-GAAP Measures” of this CD&A.

•	Actual 2013 results met or exceeded Management's 2013 performance guidance and demonstrated improvement over 2012 results as summarized in the following table:

Financial Measure	FY2013	FY2012
Adjusted EPS	$1.29	$1.21
Proportional Free Cash Flow (FCF)	$1,271M	$1,250M
Note: FY12 Adjusted EPS was $1.24 before reclassification of assets sold as discontinued operations; also, the above Proportional FCF for FY12 and FY13 are based on the revised definition which excludes environmental projects that generate a regulated rate of return as presented in the February 26, 2014 earnings release.

•	Total Stockholder Return of 37.3%, which exceeded that of the S&P 500 Utilities Index (13.2%);

•
Plant performance, distribution system reliability, customer service and collections performance that significantly exceeded our target expectations as measured by our Operational Key Performance Indicator Index score of 130%;

•	The Company increased its cumulative annual cost savings target by $55M to $200M by 2015 from 2011 and since September 2011, the Company has reduced its costs by $143M;

•
Continued execution of the Company’s strategy to focus on markets where AES holds a competitive advantage, including the announcement of eight asset sale transactions for $497M in equity proceeds to AES upon closing;

•	Since September 2011, the Company has announced or closed 24 asset sales representing $1.4B in equity proceeds to AES and the exit of operations from eight countries;

•
Completion of four platform expansion and new generation projects which added 522 MW of new capacity and installation of 40 MW of grid-scale storage resources at DP&L's Tait Generation Station in Ohio (AES has a total of 174 MW of grid-scale storage resources);

•	Prepayment of debt and share buybacks for a total of $621M bringing total investment in our balance sheet through debt prepayments and share buybacks to $1.7B since September 2011; and

•
Investments to grow our platform in key markets, including $3B of non-recourse financings to fund the Company's ongoing construction program and the $511M investment program to upgrade 2,400 MW of baseload coal-fired capacity at IPL.

•	At the end of 2013, the Company's construction activities represented 2,762 MW of new generation capacity, including the 531 MW Alto Maipo hydroelectric generation project in Chile.

•
In early 2014, the Company commenced construction of the 1,320 MW OPGC II coal-fired project in the Indian state of Odisha, bringing total capacity under construction expected to come on-line through 2018 to 4,082 MW.

2013 Compensation Highlights
Compensation determinations made for 2013 reflect our pay-for-performance philosophy and the Company’s intent to align its Executive Officer compensation with the interests of stockholders. The key compensation determinations made with respect to our NEOs are summarized below.

•
Increased base salaries by 13% and 12%, respectively, for our CEO and COO to move their base salaries closer to the market 50th percentile, though both continue to have salaries and total compensation that are between the 25th and 50th percentile;

•
Increased base salaries by 3% for our other NEOs in line with our general merit increase guidelines for U.S. employees, with the exception of Mr. O’Flynn whose 2013 base salary was set at the time of his hire in September 2012;

•	Awarded annual incentives to our NEOs at 124% of the target award based on our 2013 Company performance score;

•	Vested 2011-2013 performance stock units at 23.4% of the initial target grant based on performance against the pre-established goals.

•
50% of this performance stock unit award was forfeited because the Company did not attain the performance threshold which was Total Stockholder Return equal to the 30th percentile of S&P 500 companies.

•
The other 50% of this performance stock unit award paid out at 46.7% of the target number of shares based on our actual Cash Value Added result of $6.2B, which was 89.3% of the target Cash Value Added goal.

Given the 35.6% growth in the value of AES Common Stock during 2013, the total realizable value of long-term compensation grants to our NEOs has increased as shown in the following chart which compares the current value of long-term compensation grants made in the last three years to their original grant date fair market value.

•
Realizable value is defined as the pre-tax value of all stock options, restricted stock units and performance stock units granted from 2011 to 2013 as of December 31, 2013 with certain assumptions regarding performance stock units as discussed below.

•	For the 2011-2013 performance stock unit grant, the 23.4% vesting level, discussed above, is reflected in the chart.

•
For performance stock unit awards for which the performance period is not yet complete (2012-14 and 2013-15), the value is based on our period-to-date results through December 31, 2013 which are generally at or above the target performance level.

Our Executive Compensation Practices

The Compensation Committee frequently reviews developments in governance practices and market trends relating to executive compensation and has taken several actions intended to align the design and structure of AES’ executive compensation program, including our NEOs’ compensation, with current standards of governance and our stockholders’ interests. Key policies and actions taken by the Compensation Committee are summarized below.

•	Target Total Compensation at 50th Percentile of Companies Comparable in Size
Our philosophy is to target total compensation at the size-adjusted 50th percentile of survey data to ensure a competitive compensation opportunity compared to similarly-sized companies;

•	Heavy Weight on Performance-based Compensation
Our compensation program is heavily weighted to performance-based pay with the majority of our compensation being paid through our annual incentive and long-term compensation plans;

•	Relative Pay-for-Performance Alignment
In 2013, the Compensation Committee reviewed an analysis of AES’ performance, primarily defined as Total Stockholder Return, and CEO compensation relative to 16 utility and generation companies with revenues generally over $10B from the S&P 500 Utilities Index to whom investors may compare AES.
The analysis summarized in the below chart indicated that AES’ CEO compensation and Total Stockholder Return were both in the bottom quartile for the three-year period from January 1, 2010 to December 31, 2012, which indicates that compensation actually realizable by our CEO aligns with value creation to AES Common Stockholders.

•	Executive Stock Ownership Guidelines
We maintain market-competitive stock ownership guidelines to align our NEOs’ interests with those of our stockholders;

•	Clawback Policy
In 2013, the Company adopted a “clawback” policy that provides the Compensation Committee with the discretion to seek recoupment of certain previously-paid incentive awards in the event that such awards are linked to a financial restatement caused by executive misconduct;

•	Executive Severance Provisions Comparable to Market Practice
The Company maintains an Executive Severance Plan which provides for severance benefits under certain termination scenarios, including termination in connection with a change-in-control. The benefits under these plans are comparable to what other companies similar in size offer to their executives;

•	No Change-in-Control Excise Tax Gross-ups
In the Company’s executive change-in-control severance arrangements, we have entirely discontinued the provision of change-in-control excise tax gross-ups;

•	No Perquisites for our Executive Officers
We do not provide perquisites to any of our Executive Officers;

•	No Special Retirement Benefit Formulas for our Executive Officers
Our supplemental executive retirement benefits are designed primarily to restore benefits capped under our broad-based retirement plans due to statutory limits imposed by the Internal Revenue Code (the “Code”);

•	No Backdating or Option Repricings
We have not participated in the practice of backdating or repricing stock options, nor have we modified pre-set targets for annual incentive or performance equity awards;

•	No Hedging or Pledging of AES Common Stock
In 2013, the Board of Directors adopted a policy that prohibits Section 16 Officers (including our NEOs) and Directors of the Company from hedging their economic interest in AES Common Stock or using AES Common Stock as collateral in a financial transaction;

•	Independent Consultant Retained by the Compensation Committee
Our Compensation Committee has retained and directs an independent compensation consultant who does not provide any other services to the Company; and

•	Annual Review of Risk Related to Compensation Programs
The Compensation Committee’s independent consultant annually conducts a review of the risks associated with our executive and incentive compensation programs and has determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

These practices are discussed in further detail throughout the remainder of this CD&A.

Results of 2013 Advisory Vote to Approve Executive Compensation (“2013 Say on Pay Vote”)

At its 2013 annual meeting of stockholders, AES received over 95% support for its NEO compensation based on the shares voted in favor of the 2013 Say on Pay vote. This outcome confirmed the Company’s view that the NEO compensation program is performance-based and aligns with our stockholders’ interests. In making future decisions on NEO compensation, the Compensation Committee will consider the outcome of future annual Say on Pay votes, including the vote to be taken in 2014.

Our Executive Compensation Process
The Role of Our Compensation Committee

The Compensation Committee has primary responsibility for oversight of the Company’s compensation and employee benefit plans and practices which cover our NEOs. The Compensation Committee Chair and the full Board of Directors also review the Company’s succession plan for the NEOs and other key positions.

Our philosophy is to provide compensation opportunities that approximate the size-adjusted 50th percentile of survey data based on our revenue size and industry. We then design our incentive plans to pay for performance with more compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by an NEO will be commensurate with our actual performance.

In applying this philosophy, the Compensation Committee annually reviews the compensation of our NEOs to determine whether compensation changes are appropriate and may make changes to target total compensation opportunities as a result. In making these decisions, the Compensation Committee reviews survey data as described in the section titled “How We Use Survey Data in our Executive Compensation Process.”

The Compensation Committee also considers additional factors in making its decisions on each NEO’s target total compensation opportunity. The specific factors include: (1) survey data (as discussed above); (2) the individual’s performance against pre-set goals and objectives for the year, and Company performance; (3) the individual’s experience and expertise; (4) the individual’s position and scope of responsibilities; (5) the individual’s future prospects with the Company; and (6) how changes to one compensation element affect total compensation. Also, as discussed further below, the Compensation Committee retains an independent compensation consultant who provides advice and information that the Compensation Committee reviews in evaluating executive compensation decisions.

The Compensation Committee is also responsible for assessing Company performance to determine and recommend payouts under incentive plans. To assess Company performance, the Compensation Committee receives a detailed summary of the Company’s overall performance against its pre-set targets for the year and, in the case of long-term compensation awards with performance criteria, the Company’s performance against pre-set targets for the three-year performance period.

The Role of the Compensation Committee’s Independent Consultant

In 2013, the Compensation Committee retained the services of its own independent consultant, Meridian Compensation Partners, LLC (“Meridian”), who provided the Compensation Committee with independent knowledge and experience related to executive compensation. Throughout the year, Meridian reported directly and exclusively to the Compensation Committee and provided objective input and analysis with reference to market data, trends, regulatory initiatives, governance best practices and emerging governance norms. Meridian’s services included reviewing survey data and the underlying methodologies used by management, and providing advice on determining the actual compensation amounts to be paid to the NEOs. During 2013, Meridian participated in seven Compensation Committee meetings either in person or by telephone. During 2013, Meridian provided no services to AES other than executive compensation services.

The Compensation Committee has reviewed the independence of Meridian relative to the final rules released by the SEC relating to the engagement of advisors by a compensation committee. In reviewing the six factors identified in the final rules, no information was presented which would affect Meridian’s independence.

The Role of Our Management

Our CEO participates in all Compensation Committee meetings, excluding any of the executive sessions or sessions of the Compensation Committee in which his compensation and performance are discussed or approved. His role in the process of determining executive compensation is to provide the Compensation Committee with an assessment of each NEO’s performance against his/her pre-set goals and objectives, and to provide his initial recommendations for each NEO’s compensation (other than his own).

Our SVP, Global Human Resources and Internal Communications (“SVP, HR”) develops written background and supporting materials for review by the Compensation Committee prior to its meetings and presents information relating to specific elements of our compensation program. If warranted, she also proposes changes to our annual incentive and long-term compensation plans. In addition, she attends all Compensation Committee meetings.

The CEO and SVP, HR also provide the Compensation Committee with information about the Company’s overall performance to enable the Compensation Committee to make compensation decisions based on the Company’s performance, consistent with our pay-for-performance philosophy.

With the Compensation Committee’s knowledge and approval, the Human Resources team also directly interfaces with Meridian to prepare the necessary background information for the Compensation Committee.

How We Use Survey Data in our Executive Compensation Process

At the time it decides target total compensation opportunities, the Compensation Committee reviews survey data from Towers Watson. The data enables the Compensation Committee to compare compensation for our NEOs to compensation provided by similarly-sized general industry and energy companies for executives in comparable positions to our NEOs.

In 2013, we used survey data from Towers Watson’s U.S. General Industry and U.S. Energy Industry Databases.

•	The U.S. General Industry Database consisted of 435 companies, including 94 companies with revenues from $10B to $20B (AES is in this size category).

•
The U.S. Energy Industry Database consisted of 95 companies, including 33 companies with revenues over $6B (AES is in this size category). Also, the majority of the companies comprising the S&P 500 Utilities Index in February 2013 were included in the U.S. Energy Industry Database.

Survey data typically lag the year for which the compensation decision will apply and therefore are aged at an annualized rate of 3% per year.

To size-adjust market data, we used regression analysis, when available, to provide the most accurate indication of the compensation that companies with revenue size comparable to AES provide to executives in comparable roles. Regression analysis predicts the compensation paid by companies closest to us in size. Executive target total compensation more closely correlates with revenue than any other company size indicator for general and energy industry companies.

The Compensation Committee reviewed survey data at the time it made decisions on target total compensation for our NEOs in 2013. For some NEOs, a blend of general industry and energy industry data is appropriate based on the operational knowledge required of their positions and the international scope of their roles. For other NEOs, general industry data is appropriate based on the NEO’s responsibility over a major staff function within the Company (e.g., Legal, IT) and the international scope of their roles. This approach is summarized below.

NEO	Equal Blend of General Industry and Energy Company Data	General Industry Data
Mr. Gluski, CEO	✓
Mr. O’Flynn, CFO	✓
Mr. Vesey, COO	✓
Mr. Miller, General Counsel		✓
Ms. Hackenson, SVP, GBS & CIO		✓

 For 2013, target total compensation for our NEOs compared to the market percentile data are summarized in the following table.

NEO	Market Percentile of 2013 Target Total Compensation
Mr. Gluski, CEO	Between 25th and 50th percentile
Mr. O’Flynn, CFO	At 50th percentile (within 5%)
Mr. Vesey, COO	Between 25th and 50th percentile
Mr. Miller, General Counsel	Above the 50th percentile (but within 15%)
Ms. Hackenson, SVP, GBS & CIO	Above the 50th percentile (but within 15%)

The Compensation Committee views the Towers Watson survey data as an appropriate benchmark of compensation practices and levels of similarly-sized companies with international operations against whom we compete for talent.

CEO Compensation Relative to other NEOs

Our CEO’s compensation is higher than the compensation paid to our other NEOs largely due to the scope of his position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ near- and long-term performance, in general. When compared to our other NEOs, our CEO’s total compensation is more heavily weighted towards incentive compensation and his stock ownership guideline is higher. The higher compensation and different mix for our CEO are consistent with the survey data described above.

Overview of AES Total Compensation
Elements of Compensation
The following table lists each element of compensation and explains what the element is designed to reward, the objective of each element, and why we choose to pay each element.

Element of Compensation	Description
Base Salary
Objective: Provide fixed cash compensation for each job position that is competitive and reflects the individual’s experience, responsibility and expertise
Designed to reward: Rewards accomplishment of day-to-day job responsibilities; increases in salary take into account individual performance as well as other factors such as an NEO’s competitive positioning
Why we choose to pay: Market competitive and helps to attract and retain our NEOs

Performance Incentive Plan (our annual incentive plan)
Objective: Provide performance-based, short-term cash compensation relative to the achievement of pre-set, financial, operational and strategic objectives, and individual performance accomplishments and contributions
Designed to reward: Subject to achieving threshold performance goals, NEOs may receive 50-200% of the target incentive award based on achievement of pre-set financial, operational and strategic objectives
Why we choose to pay:
• Direct incentive to achieve the Company's financial, operational and strategic objectives for the year
• Market competitive and helps to attract and retain our NEOs

Long-Term Compensation
Objective: Provide equity-based awards that align the interests of our executives with those of our stockholders
Designed to reward: Share price growth, dividend performance and attainment of long-term financial goals
Why we choose to pay:
• Directly links NEOs’ interests with those of stockholders and AES long-term financial performance
• Helps to build NEO stock ownership which further aligns NEOs’ interests with those of stockholders
• Market competitive and helps to attract and retain our NEOs

Retirement and Health and Welfare Benefits
Objective:
• Provide competitive retirement and health and welfare benefits that are generally comparable to those provided to our broad-based U.S. employee population
• Our non-qualified Restoration Supplemental Retirement Plan (“RSRP”) is provided to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Internal Revenue Code (there are no special or enhanced benefit contirbution formulas under the RSRP)
Designed to reward:
• All U.S. employees are offered retirement and health and welfare benefits in connection with their performance of services for the Company
• All individuals above a certain income threshold, including our NEOs, are offered the RSRP
Why we choose to pay:
• Consistent with our approach for the broad-based population
• Market competitive and helps to attract and retain our NEOs

How We Determine Each Element of Compensation
The Company does not target a specific allocation of cash versus equity compensation, nor does it target a specific allocation between short- and long-term compensation. Instead the Compensation Committee sets each individual element of total compensation based on a review of:

•	Survey data for each element of total compensation;

•	Individual performance against pre-set goals and objectives for the year, and Company performance;

•	An individual’s experience and expertise;

•	Position and scope of responsibilities;

•	An individual’s future prospects with the Company; and

•	The new total compensation that would result from any change and how the new total compensation compares to survey data on total compensation.

CEO Target Total Compensation Mix

Restricted Stock Units 13%
Base Salary 14%
Stock Options 19%
Annual Bonus 21%
Performance Stock Units 33%

Other NEO Target Total Compensation Mix

•	For our CEO, over 70% of compensation is at-risk and performance-based, and over 60% is equity-based.

•	For our other NEOs, on average, 65% of compensation is at-risk and performance-based, and over 50% is equity-based.
The Compensation Committee does not explicitly consider other factors in making compensation decisions, including prior years’ awards or current equity holdings. The Compensation Committee does, however, annually review “Tally Sheets” to ensure it has a detailed understanding of how its decisions on individual compensation elements affect other compensation elements and total compensation. For each NEO, the Tally Sheets provide the Compensation Committee with detailed information on:

•	Year-over-year changes in total compensation;

•	The value of outstanding long-term compensation awards under various share price and financial performance scenarios;

•	Payouts and realized gains from past long-term compensation awards; and

•	The value of benefits payable upon termination and change-in-control.

A discussion of how the Compensation Committee determined each element of compensation for 2013 is provided in the next section of this CD&A.

2013 Compensation Determinations

Base Salary

As explained in the section titled “Our Executive Compensation Process,” the Compensation Committee reviews the base salaries of our NEOs annually. In addition, the Compensation Committee will review the base salary of an Executive Officer if there is a promotion or in the case of a newly-hired Executive Officer.

The following table shows the 2013 base salary and the percentage increase from 2012 for each NEO.

NEO	2013 Base Salary	Percentage Increase from 2012 Base Salary	Rationale for Increase
Mr. Gluski, CEO	$1,130,000	13%	Increase competitiveness; 2013 salary is between 25th and 50th percentile
Mr. O'Flynn, CFO	$650,000	-	2013 salary was set at time of his hire in September 2012
Mr. Vesey, COO	$650,000	12%	Promotion in late 2012; salary is based on market data for his new role as COO over all Company operations
Mr. Miller, General Counsel	$568,000	3%	General merit guideline for U.S. employees
Ms. Hackenson, SVP, GBS & CIO	$420,000	3%	General merit guideline for U.S. employees

Further details on 2013 base salaries paid to our NEOs can be found in the Summary Compensation Table of this Proxy Statement.

2013 Performance Incentive Plan Payouts

2013 Company Performance Score Targets: Our NEOs are eligible for annual incentive awards under the Performance Incentive Plan, a stockholder-approved plan which is intended to preserve the tax deductibility of annual incentive awards paid by the Company under Section 162(m) of the Internal Revenue Code. Under the Performance Incentive Plan, the NEOs were eligible to receive a maximum payout capped at 0.17% of EBITDA for the CEO and 0.07% of EBITDA for each of the other NEOs. Assuming the Company achieves positive EBITDA and awards are payable, the Compensation Committee has the right (but not the obligation) to exercise negative discretion.

Subject to the Compensation Committee’s discretionary authority to reduce the award, the final annual incentive awards paid to the NEOs were based on certain additional pre-established measures. As described more fully below, in the first quarter of 2013, the Compensation Committee established measures in four categories: Safety, Financial, Operational KPIs and Enterprise Objectives. In setting these additional performance measures, the Compensation Committee considered information provided by Management about the Company’s strategy, financial budget for the year and operational objectives. The Compensation Committee approved performance measures and objectives across all four categories that it considered to be highly challenging.

Safety: 10% Weight
Safety is a critical measure for AES given the dangers inherent in the operation of our business. The Company has a global safety program which encourages its businesses to promote safety, and safety is a key corporate value.
While goals are set for each measure below, the Compensation Committee approves a score based on its qualitative assessment.

• Workplace safety incidents • Improvement in lost time incident (LTI) case rate • Monthly safety walk targets • Monthly safety meeting attendance • Safety Perception Survey participation rate

Financial Measures: 60% Weight
Financial measures were included to ensure the payouts to our NEOs align with value creation to stockholders. The 2013 targets, set forth below, were equal to our 2013 budget, subject to pre-established guidelines for adjusting the targets for portfolio changes during the year.
Provided the threshold financial requirement for each measure is met, the score ranges from 50% to 200%. A 50% score corresponds to actual results at 80% of the target goal. A 200% score corresponds to actual results at or above 120% of the target goal.

• Adjusted EPS: $1.30 (30% weight)
• Proportional Free Cash Flow: $994M (15% weight)
• Subsidiary Distributions: $1,239M (15% weight)
• Subsidiary distributions are important to AES because AES is a holding company that does not derive any significant direct revenues from its own activities, but instead relies on its subsidiaries’ business activities and the resultant distributions to fund its debt service, investment and other cash needs.
• Subsidiary Distributions should not be construed as an alternative to Net Cash Provided by Operating Activities, which is determined in accordance with GAAP.
• The difference between Subsidiary Distributions and Net Cash provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons, which are both discretionary and non-discretionary in nature.
Adjusted EPS and Proportional Free Cash Flow are reconciled to the nearest GAAP measure in the section titled “Non-GAAP Measures.”

Operational Key Performance Indicator Index: 20% Weight
The Operational Key Performance Indicator Index measures how efficiently and reliably we operate our plants, meet our customers’ electricity needs and manage collections.
Each Key Performance Indicator is weighted and has a threshold, target and maximum performance goal set at the beginning of the year. The final index score may range from 0% to 200%.

Generation Key Performance Indicators (weighting)
• Commercial Availability (43.69%)
• Equivalent Forced Outage Factor (34.08%)
• Heat Rate (20.01%)
• Days Sales Outstanding (2.22%)
Distribution Key Performance Indicators (weighting)
• System Average Interruption Duration Index (42.13%)
• System Average Interruption Frequency Index (24.18%)
• Non-Technical Losses (8.20%)
• Customer Service (14.47%)
• Days Sales Outstanding (11.02%)

Enterprise Objectives: 10% Weight
Enterprise objectives include measures considered to be of strategic importance to the Company, including realization of overall cost reduction targets, people development, management of the asset portfolio and enhancements to our capital allocation process.
While goals are set for each measure below, the Compensation Committee approves the score based on its qualitative assessment.

Cost and Efficiency Targets
• Overall Overhead Cost Savings from 2011 Base: $120M
• Fuel Sourcing Financial Benefits: $130M
• Disclose GRI “C” Level Sustainability Report
Talent Management
• Updated Development and Succession Plans for Top 20 Positions
Capital Allocation
• Asset Sale Proceeds of $400M
• Implementation of New Investment Committee Process

2013 Actual Results: In February 2014, the Compensation Committee determined that the Company achieved positive EBITDA of $4,248M and that the NEOs were eligible for annual incentive awards under the pre-established Section 162(m) performance criteria. The Compensation Committee also determined not to pay the full amounts allowable under the plan but instead to exercise negative discretion considering the Company’s 2013 performance score which is based on the actual results on the pre-established performance measures as follows:

Measurement Category	Actual Result	Weight	Final Score
Safety	• Safety incidents occurred during year • 2013 LTI case rate improved relative to 2012 • Number of safety walks exceeded target • Monthly safety meeting attendance exceeded target • Safety Participation Survey participation rate exceeded target	10%	85% (qualitative assessment)
Financial	• Adjusted EPS: $1.29 • Proportional Free Cash Flow: $1,208M1 • Subsidiary Distributions: $1,257M1	60%	126%
Operational KPIs	• Operational KPI Score of 130	20%	130%
Enterprise Objectives	Cost and Efficiency Targets • Overall Overhead Cost Savings from 2011 Base: $143M • Fuel Sourcing Financial Benefits: $135M • Completed submissions to the Dow Jones Sustainability Index and Carbon Disclosure Project Talent Management • Succession plans updated for over 20 Top Positions and development plans updated for over 50 executives Capital Allocation • Eight asset sales announced representing $497M in equity proceeds to AES upon closing • New Investment Committee Process implemented	10%	140% (qualitative assessment)
Overall AES Performance Score 124%
1 Actual results shown above reflect adjustments based on pre-established guidelines to address impact of portfolio changes

NEO Individual Performance Summaries: The Compensation Committee determined to award each of the NEOs the same payout as a percent of the target award equal to the 124% Overall AES Performance Score. The Compensation Committee determined that, based on their contributions to Company performance, the award payout as a percent of target should be consistent across the NEOs in 2013. Specific individual contributions and accomplishments with respect to each NEO are discussed below. Some of the accomplishments described below reflect individual performance against the pre-set targets determined under the Annual Incentive Plan, while others were not considered in determining the Annual Incentive Payment but may be considered prospectively as reflective of the NEO's potential with the Company in making compensation determination in future years.

Mr. Gluski:

•	Continued progress in our overall safety performance as evidenced by the decrease in our LTI case rates, though AES is still working towards its goal of creating an incident-free workplace;

•	AES’ Common Stock price ended the year at $14.51, a 35.6% increase in 2013 which surpassed the 2013 growth in both the S&P 500 Utilities Index (8.8%) and the S&P 500 (29.6%);

•	Actual 2013 results met or exceeded management’s 2013 performance guidance and demonstrated improvement over 2012 results as described in the Executive Summary (of this CD&A);

•	AES announced a 25% increase to its quarterly dividend payment to $0.05 per share beginning in Q1 2014;

•	Continued execution of the Company’s strategy to improve profitability, narrow our geographic focus and optimize capital allocation as discussed in the Executive Summary;

•	Significant progress in achieving the Company’s long-term growth objectives, including the growth-related financing and ongoing construction program activities as discussed in the Executive Summary;

•
Development of a new five-year vision and long-term strategy for the Company that focuses on four strategic pillars: Performance Excellence, Reducing Complexity, Expanding Capital Access and Leveraging our Platforms;

•
Initiatives to add innovative adjacent services and enhancements to our existing asset platform, including the development of seawater desalinization facilities and the addition of fogging technologies at certain assets within our generation fleet;

•	Continued improvements in the Company’s internal cultural index score based on a year-over-year increase in scores across all 12 areas measured by the survey;

•	Development of an enhanced talent management framework which updated succession plans for over 20 of the Company’s key positions and development plans for over 50 individual executives;

•	Installation of 40 MW of grid-scale energy storage resources at our Ohio Tait Generation Station, bringing AES’ total grid-scale storage resources to 174 MW, as discussed in the Executive Summary;

•	AES-SONEL was awarded the 2013 International Edison Award from the Edison Electric Institute, the third International Edison Award to an AES business since 2011; and

•	Submission of detailed reporting to the Carbon Disclosure Project and the Dow Jones Sustainability Index.

Mr. O’Flynn:

•
Key contributions to the Company’s 2013 Adjusted EPS and Proportional Free Cash Flow performance, including finance support of the reorganization into six Strategic Business Units contributing to the cost reductions discussed above, a lower effective tax rate in 2013 and cost reductions in the Global Finance organization;

•
Leadership with respect to the Company’s capital structure, including the non-recourse financings, share buyback, debt prepayments and dividend increase, as discussed above, as well as $5B of re-financings at the Corporate and Strategic Business Unit levels, implementation of a new dividend policy tied to parent company free cash flow and key contributions to the long-term planning process, particularly in the areas of capital structure and financing strategic growth opportunities;

•	Finance support for the Company’s strategy to focus on fewer markets where AES holds a competitive advantage, including the asset sales as discussed above;

•
Process improvements to our internal financial and IT systems, including implementation of the Company-wide Chart of Accounts system which increases the efficiency of our cost and profitability reporting processes; and

•	Expanded investor relations and external communication outreach efforts to further enhance investor understanding of the Company.

Mr. Vesey:

•
Continued progress in our overall safety performance as described above, significant improvement in the results of our Safety Survey Perception score as compared to our last survey conducted three years ago, and the introduction of Speaking Safely, a new service designed for all AES People to anonymously report environmental, safety or health concerns;

•	Transformation of AES’ former global generation and utilities units into six market-facing Strategic Business Units to capitalize on synergies and capture efficiencies;

•
Completion of four platform expansion and new generation projects which added 522 MW of new capacity, and leadership of AES' ongoing construction activities which represent 2,762 MW of new generation capacity as of December 31, 2013;

•
Plant performance, distribution system reliability, customer service and collections performance that significantly exceeded our target expectations as measured by our Operational Key Performance Indicator Index score of 130%;

•	Key leadership contributions to our initiatives to add innovative adjacent services and enhancements to our existing asset platform, as discussed above; and

•
Leadership over the competitive transformation of DPL which resulted in the Public Utilities Commission of Ohio issuing an Order to approve DP&L’s Electric Security Plan including a non-bypassable Service Stability Rider of $110M per year for the next three years, providing for an orderly transition to market rates over a 3½ year period and requiring separation of DP&L’s generation assets by May 2017.

Mr. Miller:

•
Leadership of the Global Legal organization in support of capital transactions in 2013, including the non-recourse financings, share buyback, debt prepayments and dividend increase, as discussed above, as well as $5B of re-financings at the Corporate and Strategic Business Unit levels;

•	The Global Legal organization’s continued support of the Company’s strategy to focus on fewer markets where AES holds a competitive advantage, including the asset sales as discussed above;

•	Leadership over legal matters related to the transformation of AES’ former global generation and utilities units into six market-facing Strategic Business Units;

•
Process improvements in the Global Legal organization, including efficient management of fees from outside legal counsel achieved largely through more effective collaboration between the Corporate and Strategic Business Unit legal teams; and

•
Resolution of a number of dispute matters on favorable terms in various jurisdictions as well as continued leadership of matters related to corporate governance, government relations, and ethics and compliance.

Ms. Hackenson:

•
Execution of a Company-wide program to design and implement a framework for standardizing all of AES’ business continuity plans, development of a comprehensive Cyber-Security program, attainment of all IT-related Key Performance Indicators, including global systems, data centers and productivity tools, and leadership over IT compliance, governance and controls;

•	Key leadership contributions to our initiatives to add innovative adjacent services and enhancements to our existing asset platform, as discussed above;

•	Continued development of the Company’s spare transformer program designed to reduce the risk and impact of long-term plant outages;

•
Process improvements to our internal financial and IT systems, including implementation of the Company-wide Chart of Accounts system which increases the efficiency of our cost and profitability reporting processes; and

•
Key leadership contributions to the Company’s cost savings efforts, including efforts in the following areas: Global Insurance, AES Performance Excellence (APEX), Non-Fuels Sourcing, Global IT spending, and Facilities.

Final 2013 Annual Incentive Payouts: The following table shows the final award for each of our NEOs under the 2013 Performance Incentive Plan. As discussed above, the Compensation Committee set the annual incentive payout (as a percent of the target award) equal to the overall AES Performance Score of 124% for the CEO and the other NEOs.

NEO	2013 Base Salary	2013 Target Annual Incentive (% of base salary)	Actual 2013 Annual Incentive Award
			% of Target Annual Incentive	Dollar Value
Mr. Gluski, CEO	$1,130,000	150%	124%	$2,102,000
Mr. O’Flynn, CFO	$650,000	100%	124%	$806,000
Mr. Vesey, COO	$650,000	100%	124%	$806,000
Mr. Miller, General Counsel	$568,000	100%	124%	$704,000
Ms. Hackenson, SVP, GBS & CIO	$420,000	85%	124%	$443,000

Long-Term Compensation

2013 Long-term Compensation Mix: For 2013, the overall long-term compensation award mix was based on our (1) compensation philosophy which emphasizes alignment between executive compensation and stockholder value creation; (2) long-term strategic and financial objectives; (3) goal of retaining our NEOs; and (4) review of relevant market practices. We utilized the same mix as in 2011 and 2012. This mix consisted entirely of equity-based awards and 80% of the 2013 mix was performance-based as follows:

Restricted Stock Units are awarded to assist in retaining our NEOs and to increase NEO stock ownership to align NEOs’ interests with those of stockholders

25% Performance Stock Units: Based on EBITDA less Maintenance & Environmental CapEx
25% Performance Stock Units: Based on Relative Total Stockholder Return
30% Stock Options
20% Restricted Stock Units

Performance Stock Units that vest based on EBITDA less Maintenance & Environmental CapEx are awarded to focus our NEOs on both long-term cash generation, a measure of AES financial performance, as well as share price performance as units are settled in shares of AES Common Stock

Stock Options are awarded to provide our NEOs with an incentive to increase the price of AES Common Stock subsequent to the grant date
Performance Stock Units that vest based on Total Stockholder Return are awarded to focus our NEOs on delivering total returns to stockholders that are equal to or in excess of returns produced by other S&P 500 Utility Companies

Performance Stock Units Based on EBITDA Less Maintenance & Environmental CapEx (EBITDA less CapEx): Performance stock units represent the right to receive a single share of AES Common Stock subject to performance- and service-based vesting conditions. Half of the performance stock units granted in 2013 are eligible to vest subject to our three-year cumulative EBITDA less CapEx. EBITDA less CapEx is a measure of long-term cash generation driven by increasing revenue, reducing costs, improving productivity and efficiently utilizing capital. Growth-related CapEx is excluded since the EBITDA less CapEx measure is intended to assess our operating efficiency and the amount of cash we generate for capital allocation. In addition, environmental capital projects that generate a regulated rate of return are excluded from the definition of Environmental CapEx.

The EBITDA less CapEx target is set for the three-year performance period and is subject to pre-defined, objective adjustments during the three-year performance period, based on changes to the Company’s portfolio, such as an asset divestiture or sale of a portion of equity in a subsidiary.

The final value of the performance stock unit award depends upon the level of EBITDA less CapEx achieved over the three-year measurement period as well as our share price performance over the period since the award is stock-settled. If a threshold level of EBITDA less CapEx is achieved, units vest and are settled in the calendar year that immediately follows the performance period end.

The following table illustrates the vesting percentage at each EBITDA less CapEx level for targets set for the 2013-2015 performance period:

Performance Level	Vesting Percentage
Below 75% of Performance Target	0%
Equal to 100% of Performance Target	100%
Equal to 125% of Performance Target	200%

Between the EBITDA less CapEx levels listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn performance stock units is also generally subject to the continued employment of the NEO. The

Compensation Committee approved an EBITDA less CapEx target for the 2013 performance stock unit that was considered to be highly challenging and will require improvement over prior performance.

Performance Stock Units Based on AES Total Stockholder Return: For the other half of the performance stock units granted in 2013, vesting is subject to AES three-year cumulative Total Stockholder Return from January 1, 2013 to December 31, 2015 relative to companies in the S&P 500 Utilities Index. We use Total Stockholder Return as a performance measure to align our NEOs’ compensation with our stockholders’ interests since the ability to earn the award is linked directly to stock price and dividend performance over a period of time.

Total Stockholder Return is defined as the appreciation in stock price and dividends paid over the performance period as a percent of the beginning stock price. To determine share price appreciation, we use a 90-day average stock price for AES and the S&P 500 Utilities Index companies at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

The final value of the performance stock unit award depends upon AES’ percentile rank against the S&P 500 Utilities Index companies as well as the performance of our share price over the period since the award is stock-settled. If AES’ Total Stockholder Return is above the threshold percentile rank established for the performance period, units vest and are settled in AES Common Stock in the calendar year that immediately follows the performance period end. The following table illustrates the vesting percentage at each percentile rank for the 2013-2015 performance period:

AES 3-Year Total Stockholder Return Percentile Rank	Vesting Percentage
Below 30th percentile	0%
Equal to 30th percentile	50%
Equal to 50th percentile	100%
Equal to 90th percentile	200%

Between the percentile ranks listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these performance stock units is also generally subject to the continued employment of the NEO.

Stock Options: A stock option represents an individual’s right to purchase shares of AES Common Stock at a fixed exercise price after the stock option vests. We award stock options to align our NEOs’ interests by providing an incentive to increase the price of AES Common Stock subsequent to grant; a stock option only has value to the holder if our stock price exceeds the stock option’s exercise price after it vests. Stock options vest based on continued service with the Company in three equal installments beginning on the first anniversary of the grant.

It is our policy to grant stock options to NEOs at an exercise price equal to the closing price of AES Common Stock on the grant date.

Restricted Stock Units: Restricted stock units represent the right to receive a single share of AES Common Stock subject to service-based vesting conditions. The Company grants restricted stock units to assist in retaining our NEOs and also to increase their ownership of AES Common Stock, which further aligns our NEOs’ interests with those of stockholders. Restricted stock units vest based on continued service with the Company in three equal installments beginning on the first anniversary of the grant.

2013 Long-Term Compensation Grants: In February 2013, consistent with our practice in prior years, the Company granted long-term compensation to the NEOs.

NEO	February 2013 Long-Term Compensation Grant Expected Grant Value
	As % of Base Salary	Dollar Amount[1]
Mr. Gluski, CEO	475%	$5,367,500
Mr. O’Flynn, CFO	250%	$1,625,000
Mr. Vesey, COO	250%	$1,625,000
Mr. Miller, General Counsel	210%	$1,157,100
Ms. Hackenson, SVP, GBS & CIO	155%	$631,550
 1 With the exception of Mr. Gluski, in determining the value of the grant, we applied a multiple to the base salary in effect immediately prior to the grant. Thus, the percentages of base salary in the table above are the grant value divided by the salary previously approved for each of the NEOs. In the case of Mr. Gluski, his 2013 salary was used to determine the dollar amount of his grant, consistent with the Committee’s objective of positioning his total compensation closer to the 50th percentile.

The expected grant values are based on the Black-Scholes value of stock options assuming options are exercised at the end of the full contractual term, and the current price of AES Common Stock for performance stock units and restricted stock units.

Further details on all long-term compensation grants to our NEOs can be found in the Summary Compensation Table and Grants of Plan-Based Awards Table of this Proxy Statement.

Prior Year Performance Stock Units Vesting in 2013: With the exception of Mr. O’Flynn, whose employment commenced in 2012, all of the NEOs received a grant of performance stock units in February 2011. For that award:

•	50% of the target number of shares was based on the Company’s Total Stockholder Return relative to S&P 500 companies for the period from January 1, 2011 to December 31, 2013; and

•	50% of the target number of shares was based on the achievement of the Company’s cumulative Cash Value Added target for the 2011-2013 period.
The portion of this performance stock unit award based on Total Stockholder Return was forfeited because the Company did not attain the performance threshold which was Total Stockholder Return equal to the 30th percentile of S&P 500 companies.

The portion of this performance stock unit award based on Cash Value Added paid out at 46.7% of the target number of shares based on our actual Cash Value Added result of $6.2B, which was 89.3% of the target Cash Value Added goal of $6.9B.

Thus, the total payout for this award for the NEOs, with the exception of Mr. O’Flynn who did not receive this award, was 23.4% of the original target number of shares as detailed in the following table:

2011 Performance Stock Units

NEO	Target Number of Shares	% of Target Vested Based on:		Final Shares Vested
		Relative AES Total Stockholder Return	Cumulative Cash Value Added	Number of Shares	% of Original Target
Mr. Gluski, CEO	80,214	0%	46.7%	18,738	23.4%
Mr. O’Flynn, CFO	n/a	n/a	n/a	n/a	n/a
Mr. Vesey, COO	55,901	0%	46.7%	13,058	23.4%
Mr. Miller, General Counsel	43,983	0%	46.7%	10,274	23.4%
Ms. Hackenson, SVP, GBS & CIO	20,914	0%	46.7%	4,886	23.4%

Cash Value Added is defined as Operating Income plus Business Development and Depreciation and Amortization; plus or minus Unrealized Commodity Derivatives gains/losses, and Equity in Earnings; plus Intercompany Management Fees to equal Cash EBITDA. A Tax Charge is then subtracted to equal After Tax Cash EBITDA and a Cumulative Mandatory CapEx Charge is subtracted to equal Total Cash Value Added. As a final step in the calculation the Total Cash Value Added is adjusted by AES’ Ownership percentage (which reflects AES’ direct or indirect ownership in a particular business). This measure no longer applies to awards made after 2011.

Further details on the 2011-2013 performance stock unit payout to our NEOs can be found in the Outstanding Equity Awards at Fiscal Year-End Table and Option Exercises and Stock Vested Table of this Proxy Statement.

Other Relevant Compensation Elements and Policies

Perquisites

We do not provide perquisites to any of our Executive Officers.

Retirement Benefits

Consistent with the program’s objective to be competitive in the marketplace and to retain talented executives, the Restoration Supplemental Retirement Plan is used to restore benefits that are limited under our broad-based retirement plans due to statutory limits imposed by the Code. The RSRP does not contain any enhanced or special benefit formulas for our NEOs. Contributions to the RSRP made in 2013 are included in the All Other Compensation column of the Summary Compensation Table of this Proxy Statement. Additional information regarding the RSRP is contained in the “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” of this Proxy

Statement. Apart from the RSRP, the Company provides its NEOs with the same benefits provided to other U.S.-based AES employees that are not part of a defined benefit plan at one of our U.S. subsidiaries.

Stock Ownership Guidelines

Our Board of Directors, based upon our Management’s and the Compensation Committee’s recommendations, adopted stock ownership guidelines in 2010 that became effective in January 2011. These guidelines promote our objective of increasing stockholder value by encouraging our NEOs to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to maintain stock ownership at levels high enough to assure our stockholders of our NEOs’ commitment to value creation. Under these guidelines, our NEOs are expected, over time, to acquire and hold shares of AES Common Stock equal in value to a multiple of their annual salaries. The Compensation Committee sets the ownership multiples based on market practice for each NEO’s position. The current ownership multiple for each NEO is as follows:

NEO	Ownership Multiple (multiple of base salary)
Mr. Gluski, CEO	5x
Mr. O’Flynn, CFO	3x
Mr. Vesey, COO	3x
Mr. Miller, General Counsel	3x
Ms. Hackenson, SVP, GBS & CIO	2x

Shares owned directly, shares beneficially acquired under our retirement plans and vested, deferred shares all count toward satisfying the guidelines. Unexercised stock options, and unvested performance stock unit and restricted stock unit awards do not count towards satisfaction of the guidelines.

In addition, the Company requires that 67% of any future net shares (net of option exercise price and/or withholding tax) received will be retained and cannot be liquidated until the guideline has been met.

Severance and Change-in-Control Arrangements

The Company maintains certain severance and change-in-control arrangements, including the Executive Severance Plan and change-in-control provisions in the long-term compensation award agreements.

Executive Severance Plan: In 2012, after a review of market practice, the Compensation Committee took action to place all Executive Officers on a single Executive Severance Plan, the design of which is consistent with current market practices. The Executive Severance Plan does not contain any excise tax gross-ups and, thus, none of our NEOs are eligible for an excise tax gross-up.

The Company provides severance benefits for qualifying termination both related and unrelated to a change-in-control to enable the attraction and retention of key executive talent. Also, in the case of severance benefits upon a qualifying termination related to a change-in-control, the Company believes these benefits will help to align the NEOs’ interests with those of stockholders by mitigating any uncertainties the NEOs may have about their ongoing employment if the change-in-control is pursued. The Company provides severance benefits after a change-in-control only if there is a qualifying termination of employment following the change-in-control (i.e., “double-trigger benefits”).

Further details on the Executive Severance Plan can be found in the section titled “Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control” of this Proxy Statement.

Vesting of Long-term Compensation Awards upon Change-in-Control: Upon a change-in-control, the unvested portion of performance stock units, stock options and restricted stock units will vest immediately. The purpose of this accelerated vesting is to ensure that we retain our Executive Officers and other key employees prior to and through the change-in-control. In the performance stock unit agreements, the target number of units granted would become vested upon a change-in-control. The Compensation Committee periodically reviews these vesting provisions in relation to market practice.

Clawback Policy

The Company has adopted a “clawback policy” which provides the Compensation Committee with the discretion to seek the reimbursement of any annual incentive payment or long-term compensation award, as defined under the policy, to key executives of the Company, including our NEOs, where:

•	The initial payment was calculated based upon achieving certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements;

•	The Compensation Committee, in its discretion, determines that the executive engaged in fraud or willful misconduct that caused, or substantially caused, the need for the restatement; and

•	A lower payment would have been made to the executive based upon the restated financial results.
In each such instance, the Compensation Committee has the discretion to determine whether it will seek recovery from the individual executive and has discretion to determine the amount. The policy applies to annual incentive payments made in or after 2013 under the Performance Incentive Plan and performance unit and performance stock unit awards granted in or after 2012.

Prohibition Against Hedging and Pledging

The Board of Directors has adopted a policy that prohibits Directors and Officers required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended, which includes our NEOs, from hedging their economic interest in AES Common Stock or using AES Common Stock as collateral in a financial transaction.

IRS Section 162(m)

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements. For instance, with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1M paid to certain covered employees (generally our CEO and three other highest paid Executive Officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

While the Compensation Committee generally intends to structure and administer our stockholder-approved compensation plans so as not to be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may, where it believes it is in the best interests of our stockholders and to remain competitive in the marketplace for talent, approve awards or payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs. Additionally, if any provision of a plan or award that is intended to be performance-based under Section 162(m) of the Code is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

Our Performance Incentive Plan and Long-Term Compensation Plan currently enable us to grant awards thereunder which comply with the tax deductibility requirements of Section 162(m).

Non-GAAP Measures

In this CD&A, we reference certain Non-GAAP measures, including Adjusted EPS and Proportional Free Cash Flow, which are publicly disclosed in our periodic filings with the SEC or in other materials posted on our website. These measures are reconciled to the nearest GAAP measure in the information below.

Reconciliation of Adjusted EPS

	Year Ended December 31, 2013
	Net of NCI*	Per Share (Diluted) Net of NCI and Tax
	(In millions, except per share amounts)
Income (loss) from continuing operations attributable to AES and Diluted EPS	$284	$0.38
Add back income tax expense from continuing operations attributable to AES	156
Pre-tax contribution	$440
Adjustments
Unrealized derivative (gains)/ losses	$(57)	$(0.05)
Unrealized foreign currency transaction (gains)/ losses	41	0.02
Disposition/ acquisition (gains)	(30)	(0.03)
Impairment losses	588	0.75
Loss on extinguishment of debt	225	0.22
Adjusted pre-tax contribution and Adjusted EPS	$1,207	$1.29
* NCI is defined as noncontrolling interest

Reconciliation of Proportional Free Cash Flow (in millions)

Year Ended December 31, 2013
Proportional Operating Cash Flow	$1,881

Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Proportional Non-recoverable Environmental Capital Expenditures	$610
Proportional Free Cash Flow	$1,271

For purposes of the 2013 Performance Incentive Plan target goals and actual results, we have included certain further adjustments to Proportional Free Cash Flow which were approved by the Compensation Committee. These adjustments are made in order to reflect changes in our portfolio during the year such as sales of businesses, discontinued operations and acquisitions.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated into AES’ Annual Report on Form 10-K for the year ended December 31, 2013.

The Compensation Committee of the Board of Directors,

Sandra O. Moose, Chair
Kristina M. Johnson
James H. Miller

Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives’ roles. The following features of the program illustrate this point:

•
Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth (1) in the short-term through the payment of an annual incentive award with pre-set targets; and (2) in the long-term, through the payment of equity awards;

•	Our annual incentive plan provides a defined range of payout opportunities ranging from 0-200% of target;

•
Total compensation levels are heavily weighted on long-term equity-based incentive awards with three-year service-based vesting schedules and, in the case of performance stock units, cumulative long-term performance goals;

•	We have implemented stock ownership guidelines that became effective in January 2011 so that our NEOs’ and other senior executives’ personal wealth is tied to the long-term success of the Company; and

•	The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and executives’ performance.
In 2013, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators such as:

•	Good balance of fixed and variable pay opportunities;

•	Capped incentive plans;

•	Multiple incentive measures that compete with each other;

•	Performance measured at the large business unit or corporate level;

•	Mix of measurement time periods;

•	Long-term stock holding periods or stock ownership requirements;

•	Allowable Compensation Committee discretion, especially in the annual incentive plan and performance stock unit agreements;

•	Oversight provided by non-participants in the plans, including external party review of plan results and Compensation Committee approval of goals;

•	Moderate severance program; and

•	Clawback policy.
Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program is not reasonably likely to have a material adverse effect upon AES.

Summary Compensation Table (2013, 2012 and 2011)*

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrés Gluski	2013	$1,130,000	$4,010,731	$1,159,169	$2,102,000	$173,250	$8,575,150
President & Chief Executive Officer	2012	$1,000,000	$3,444,977	$800,868	$2,302,014	$153,506	$7,701,365
	2011	$805,120	$2,763,921	$896,359	$2,312,710	$138,155	$6,916,265

Thomas O'Flynn	2013	$650,000	$1,214,236	$350,937	$806,000	$25,600	$3,046,773
EVP & Chief Financial Officer	2012	$214,167	$500,000	$422,079	$214,167	$10,708	$1,361,121

Andrew Vesey	2013	$650,000	$1,214,236	$350,937	$806,000	$96,230	$3,117,403
EVP & COO	2012	$578,000	$1,416,598	$513,608	$1,116,908	$101,040	$3,726,154
	2011	$514,000	$1,142,164	$341,090	$1,105,700	$86,996	$3,189,950

Brian Miller	2013	$568,000	$864,543	$249,867	$704,000	$94,210	$2,480,620
EVP, General Counsel & Corporate Secretary	2012	$551,000	$901,376	$209,543	$1,006,438	$105,502	$2,773,859
	2011	$529,400	$898,658	$268,373	$1,124,700	$97,740	$2,918,871

Elizabeth Hackenson	2013	$420,000	$472,245	$136,487	$443,000	$24,447	$1,496,179
SVP, Global Business Services & CIO	2012	$407,453	$448,912	$104,362	$559,392	$31,647	$1,551,766

*	Table excludes the Bonus and Change in Pension Value and Non-Qualified Deferred Compensation Earnings columns, which are not applicable.

NOTES:

(1)	The base salary earned by each NEO during fiscal years 2013, 2012 and 2011, as applicable. Mr. O’Flynn and Ms. Hackenson were not NEOs for 2011.

(2)
Aggregate grant date fair value of performance stock units and restricted stock units granted in the year which are computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in our Annual Report on Form 10-K (footnote 18) for the year ended December 31, 2013 (“AES’ Form 10-K”) which also includes information for 2011 and 2012. Based on the share price at grant and assuming the maximum market and financial performance conditions are achieved, the maximum value of the performance stock units granted in fiscal year 2013 and payable following completion of the 2013-2015 performance period are shown below.

	Maximum Value of Performance Stock Units Granted in FY13 (payable after completion of 2013-2015 performance period)
Name	#	$
		(Based on Grant Price)
Andrés Gluski	480,528	$5,367,498
Thomas O’Flynn	145,478	$1,624,989
Andrew Vesey	145,478	$1,624,989
Brian Miller	103,582	$1,157,011
Elizabeth Hackenson	56,580	$631,999

(3)
Aggregate grant date fair value of stock options granted in the year which are computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K (footnote 18) which also includes information for 2011 and 2012.

(4)
The value of all non-equity incentive plan awards earned during the 2013 fiscal year and paid in 2014, which includes awards earned under our Performance Incentive Plan (our annual incentive plan). 2011 and 2012 also include awards earned for the three-year performance periods ended December 31, 2011 and December 31, 2012 for our cash-based performance units granted under our LTC Plan.

(5)	All Other Compensation includes Company contributions to both qualified and non-qualified defined contribution retirement plans.

Name	AES Contributions to Qualified Defined Contribution Plans	AES Contributions to Non-Qualified Defined Contribution Plans	Total Other Compensation
Andrés Gluski	$27,750	$145,500	$173,250
Thomas O’Flynn	$25,600	$0	$25,600
Andrew Vesey	$27,750	$68,480	$96,230
Brian Miller	$27,750	$66,460	$94,210
Elizabeth Hackenson	$15,000	$9,447	$24,447

Grants of Plan-Based Awards (2013)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrés Gluski		$847,500	$1,695,000	$3,390,000
	15-Feb-13				60,066	240,264	480,528				$2,937,227
	15-Feb-13							96,106			$1,073,504
	15-Feb-13								524,511	$11.17	$1,159,169
Thomas O’Flynn		$325,000	$650,000	$1,300,000
	15-Feb-13				18,185	72,739	145,478				$889,234
	15-Feb-13							29,096			$325,002
	15-Feb-13								158,795	$11.17	$350,937
Andrew Vesey		$325,000	$650,000	$1,300,000
	15-Feb-13				18,185	72,739	145,478				$889,234
	15-Feb-13							29,096			$325,002
	15-Feb-13								158,795	$11.17	$350,937
Brian Miller		$284,000	$568,000	$1,136,000
	15-Feb-13				12,948	51,791	103,582				$633,145
	15-Feb-13							20,716			$231,398
	15-Feb-13								113,062	$11.17	$249,867
Elizabeth Hackenson		$178,500	$357,000	$714,000
	15-Feb-13				7,073	28,290	56,580				$345,845
	15-Feb-13							11,316			$126,400
	15-Feb-13								61,759	$11.17	$136,487

NOTES:

(1)
Each NEO received an award under the Performance Incentive Plan (our annual incentive plan) in 2013. The first row of data for each NEO shows the threshold, target and maximum award under the Performance Incentive Plan. For the Performance Incentive Plan, the threshold award is 50% of the target award, and the maximum award is 200% of the target award. The extent to which awards are payable depends upon AES’ performance against goals established in the first quarter of the fiscal year. This award is payable in the first quarter of 2014.

(2)
Each NEO received performance stock units on February 15, 2013 awarded under the Long-Term Compensation Plan. These units vest based on both market and financial performance conditions, and service conditions. The market condition which applies to half the award is based on our Total Stockholder Return as compared to the Total Stockholder Return of the S&P 500 Utility companies for the three-year period ending December 31, 2015 (as more fully described in the Compensation Discussion and Analysis of this Proxy Statement). At threshold performance, the vesting percentage is 50%. At maximum performance, the vesting percentage is 200%. Straight line interpolation is applied for performance between the threshold and target and between the target and maximum.

The financial performance condition which applies to the other half of the award is based on the EBITDA less CapEx metric for the three-year period ending December 31, 2015 (as more fully described in the Compensation Discussion and Analysis of this Proxy Statement). At threshold, the vesting percentage is 0%. At maximum performance, the vesting percentage is 200%. Straight line interpolation is applied for performance between the threshold and target and between the target and maximum.
With respect to the service-based condition, voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding performance stock units. Involuntary termination or a qualified retirement, which requires the NEO to reach 60 years of age and 7 years of service with the Company, allow prorated time-vesting in increments of one-third or two-thirds vesting if the NEO has completed one or two years of service from the grant date, respectively. Service-based vesting is contingent on at least one of the two performance conditions being achieved at a minimum of threshold performance.

(3)
Each NEO received restricted stock units on February 15, 2013 awarded under the Long-Term Compensation Plan. These units vest on a service-based condition in which one-third of the restricted stock units vest on each of the first three anniversaries of the grant.

(4)
Each NEO received stock options on February 15, 2013 awarded under the Long-Term Compensation Plan. The stock options vest on a service-based condition in which one-third of the stock options vest and become exercisable on each of the first three anniversaries of the grant.

(5)
Aggregate grant date fair value of performance stock units, restricted stock units and stock options granted in the year which are computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuations may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K (footnote 18) for the year ended December 31, 2013.

Based on the share price at grant and assuming the maximum market and financial performance conditions are achieved, the maximum value of the performance stock units granted in fiscal year 2013 and payable following completion of the 2013-2015 performance period is shown in footnote 2 of the Summary Compensation Table of this Proxy Statement.

Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Incentive Compensation Plans Applicable for All NEOs

Performance Incentive Plan

In early 2014, we expect to make cash payments to Messrs. Gluski, O’Flynn, Vesey and Miller and Ms. Hackenson under the Performance Incentive Plan for performance during 2013. The amount paid to each NEO is included in the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for such NEO. A description of the Performance Incentive Plan and awards made thereunder is set forth in the Compensation Discussion and Analysis of this Proxy Statement.

2003 Long Term Compensation Plan

The Summary Compensation Table and Grants of Plan-Based Awards Table include amounts relating to performance units, performance stock units, restricted stock units and stock options granted under the Long-Term Compensation Plan.

Performance Units
The amount reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for each NEO includes performance unit plan payouts for the three-year performance periods ended December 31, 2011 and December 31, 2012. The Cash Value Added metric is described in the Compensation Discussion and Analysis of this Proxy Statement.

Restricted Stock Units and Performance Stock Units
The amount reported in the “Stock Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of restricted stock units and performance stock units, granted in the applicable year, which are computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures related to service-based vesting conditions. For a description of the terms of restricted stock unit and performance stock unit awards, see the Compensation Discussion and Analysis of this Proxy Statement.

Stock Options
The amount reported in the “Option Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of stock options granted in the applicable year, which are computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures related to service-based vesting conditions. For a description of the terms of the stock option awards, see the Compensation Discussion and Analysis of this Proxy Statement.

Effect of Termination of Employment or Change-in-Control

The vesting of performance units, performance stock units, restricted stock units and stock options and the ability of the NEOs to exercise or receive payments under those awards are affected by the termination of their employment and by a change-in-control. These events and the related payments and benefits are described in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End (2013)*

The following table contains information concerning exercisable and unexercisable stock options and unvested Stock Awards granted to the NEOs which were outstanding on December 31, 2013.

	Option Awards					Stock Awards **
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (day/mo/year)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrés Gluski	13,066			$16.8100	25-Feb-15
	40,553			$17.5800	24-Feb-16
	42,404			$22.2800	23-Feb-17
	57,190			$18.8700	22-Feb-18
	191,030			$6.7100	20-Feb-19
	88,158			$12.1800	19-Feb-20
	71,871	(1)	35,936	$12.8800	18-Feb-21
	66,489	(2)	33,245	$9.7600	30-Sep-21
	81,888	(3)	163,777	$13.7000	17-Feb-22
	—	(4)	524,511	$11.1700	15-Feb-23	192,832	(7)	$2,797,992	790,746	(8)	$11,473,724

Thomas O’Flynn	54,112	(5)	108,226	$11.2900	4-Sep-22
	—	(4)	158,795	$11.1700	15-Feb-23	58,621	(7)	$850,591	145,478	(8)	$2,110,886

Andrew Vesey	1,456			$11.5400	3-Nov-14
	490			$11.5400	3-Nov-14
	5,082			$16.8100	25-Feb-15
	11,132			$17.5800	24-Feb-16
	8,850			$22.2800	23-Feb-17
	17,021			$18.8700	22-Feb-18
	83,056			$6.7100	20-Feb-19
	57,895			$12.1800	19-Feb-20
	50,086	(1)	25,044	$12.8800	18-Feb-21
	24,759	(3)	49,518	$13.7000	17-Feb-22
	42,087	(6)	84,176	$10.8600	7-Dec-22
	—	(4)	158,795	$11.1700	15-Feb-23	76,429	(7)	$1,108,985	239,274	(8)	$3,471,866

Brian Miller	12,369			$8.9700	4-Feb-14
	7,186			$16.8100	25-Feb-15
	27,036			$17.5800	24-Feb-16
	22,861			$22.2800	23-Feb-17
	25,871			$18.8700	22-Feb-18
	83,056			$6.7100	20-Feb-19
	49,123			$12.1800	19-Feb-20
	39,408	(1)	19,705	$12.8800	18-Feb-21
	21,425	(3)	42,852	$13.7000	17-Feb-22
	—	(4)	113,062	$11.1700	15-Feb-23	40,829	(7)	$592,429	184,750	(8)	$2,680,723

Elizabeth Hackenson	43,605			$6.7100	20-Feb-19
	23,257			$12.1800	19-Feb-20
	18,738	(1)	9,370	$12.8800	18-Feb-21
	10,671	(3)	21,342	$13.7000	17-Feb-22
	—	(4)	61,759	$11.1700	15-Feb-23	21,124	(7)	$306,509	97,004	(8)	$1,407,528

*	Table excludes the following column which is not applicable based on award types currently outstanding: Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
**Valued using closing price on the last business day of the fiscal year (December 31, 2013) of $14.51.
NOTES:

(1)	Option grant made on February 18, 2011 vests in three equal installments on the following dates: February 18, 2012, February 18, 2013 and February 18, 2014.

(2)	Option grant made on September 30, 2011 vests in three equal installments on the following dates: September 30, 2012, September 30, 2013 and September 30, 2014.

(3)	Option grant made on February 17, 2012 vests in three equal installments on the following dates: February 17, 2013, February 17, 2014 and February 17, 2015.

(4)	Option grant made on February 15, 2013 vests in three equal installments on the following dates: February 15, 2014, February 15, 2015 and February 15, 2016.

(5)	Option grant made on September 4, 2012 vests in three equal installments on the following dates: September 4, 2013, September 4, 2014 and September 4, 2015.

(6)	Option grant made on December 7, 2012 vests in three equal installments on the following dates: December 7, 2013, December 7, 2014 and December 7, 2015.

(7)	Included in this item are:

a.	A restricted stock unit grant made to all NEOs excluding Mr. O’Flynn on February 18, 2011 that vests in one remaining installment on February 18, 2014.

b.	In the case of Mr. Gluski, a restricted stock unit grant made on September 30, 2011 that vests in one remaining installment on September 30, 2014.

c.	A restricted stock unit grant made to all NEOs excluding Mr. O’Flynn on February 17, 2012 that vests in two remaining equal installments on February 17, 2014 and February 17, 2015.

d.	In the case of Mr. O’Flynn, a restricted stock unit grant made on September 4, 2012 that vests in two remaining equal installments on September 4, 2014 and September 4, 2015.

e.	In the case of Mr. Vesey, a restricted stock unit grant made on December 7, 2012 that vests in two remaining equal installments on December 7, 2014 and December 7, 2015.

f.	A restricted stock unit grant made to all NEOs on February 15, 2013 that vests in three equal installments on February 15, 2014, February 15, 2015 and February 15, 2016.

g.
One-third of the performance stock unit grant made to all NEOs excluding Mr. O'Flynn on February 18, 2011 for which the performance period had elapsed on December 31, 2013 but for which the service vesting condition had not yet been satisfied. The amount in the above table reflects the final 23.4% vesting percentage based on the AES Total Stockholder Return relative to companies in the S&P 500 and Cash Value Added performance metrics for the period ended December 31, 2013. The other two-thirds of this grant, for which the service vesting conditions were satisfied on December 31, 2013, is reflected in the Option Exercises and Stock Vested (2013) table.

(8)	Included in this item are:

a.
Performance stock units granted to all NEOs excluding Mr. O’Flynn on February 17, 2012 which vest based on market and financial performance conditions (AES three-year cumulative Total Stockholder Return relative to S&P 500 Utility companies and EBITDA less CapEx, each weighted 50%) and service conditions (but only when and to the extent the market and financial performance conditions are met).

b.
Performance stock units granted to all NEOs on February 15, 2013 which vest based on market and financial performance conditions (AES three-year cumulative Total Stockholder Return relative to S&P 500 Utility companies and EBITDA less CapEx, each weighted 50%) and service conditions (but only when and to the extent the market and financial performance conditions are met).

Based on AES’ performance through the end of fiscal year 2013 relative to the performance criteria (our current period to-date results for ongoing performance periods are between target and maximum), the maximum number of performance stock units granted in 2012 and 2013 is included above.

Option Exercises and Stock Vested (2013)
The following table contains information concerning the exercise of stock options and the vesting of performance stock unit and restricted stock unit awards by the NEOs during 2013.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrés Gluski	22,489	$93,554	82,289	$1,042,342
Thomas O’Flynn	—	$0	14,762	$186,592
Andrew Vesey	—	$0	33,921	$452,286
Brian Miller	—	$0	18,124	$225,321
Elizabeth Hackenson	—	$0	8,739	$108,490

NOTES:

(1)	Vesting of stock awards in 2013 consisted of six separate grants as shown in the following table.

	Number of Shares Acquired on Vesting (#)							Value Realized on Vesting ($)
Name	2/18/11 PSUs (a)	2/18/11 RSUs (b)	2/17/12 RSUs (c)	9/4/12 RSUs (d)	9/30/11 RSUs (e)	12/7/12 RSUs (f)	Total	2/18/11 PSUs (a)	2/18/11 RSUs (b)	2/17/12 RSUs (c)	9/4/12 RSUs (d)	9/30/11 RSUs (e)	12/7/12 RSUs (f)	Total
Andrés Gluski	12,491	10,695	20,681	—	38,422	—	82,289	$181,244	$119,463	$231,007	$ —	$510,628	$ —	$1,042,342
Thomas O’Flynn	—	—	—	14,762	—	—	14,762	$ —	$ —	$ —	$186,592	$ —	$ —	$186,592
Andrew Vesey	8,705	7,453	6,253	—	—	11,510	33,921	$126,310	$83,250	$69,846	$ —	$ —	$172,880	$452,286
Brian Miller	6,849	5,864	5,411	—	—	—	18,124	$99,379	$65,501	$60,441	$ —	$ —	$ —	$225,321
Elizabeth Hackenson	3,256	2,788	2,695	—	—	—	8,739	$47,245	$31,142	$30,103	$ —	$ —	$ —	$108,490

(a)
The February 18, 2011 performance stock unit grant vested based on two conditions. The first was based on our Total Stockholder Return (50%) and our Cash Value Added internal financial metric (50%) for the three-year period ended December 31, 2013 which resulted in performance of 23.4% of target. Once the performance condition was met, the performance stock units vested in three equal annual installments beginning one year from grant. Therefore, the first two-thirds of the performance stock units vested at that performance level as of December 31, 2013 at the closing stock price of $14.51 and the final one-third of the performance stock units will vest at that performance level on February 18, 2014, the third anniversary of the grant date.

(b)	The February 18, 2011 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The second vesting occurred on February 18, 2013 at a vesting price of $11.17.

(c)	The February 17, 2012 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The first vesting occurred on February 17, 2013 at a vesting price of $11.17.

(d)	The September 4, 2012 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The first vesting occurred on September 4, 2013 at a vesting price of $12.64.

(e)
The September 30, 2011 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The second vesting occurred on September 30, 2013 at a vesting price of $13.29.

(f)	The December 7, 2012 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The first vesting occurred on December 7, 2013 at a vesting price of $15.02.

Non-Qualified Deferred Compensation (2013)
The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FY ($)(5)
Andrés Gluski	$169,500	$145,500	$679,246	-$724,281	$2,602,433
Thomas O’Flynn	$20,350	$0	$1,468	$0	$21,818
Andrew Vesey	$120,000	$68,480	$226,478	-$314,896	$745,637
Brian Miller	$65,000	$66,460	$310,175	-$314,896	$1,255,176
Elizabeth Hackenson	$0	$9,447	$56,759	-$165,312	$51,005

NOTES:

(1)	Amounts in this column represent elective contributions to the Restoration Supplemental Retirement Plan ( “RSRP”) in 2013.

(2)
Amounts in this column represent the Company’s contributions to the RSRP. The amount reported in this column and the Company’s additional contributions to the 401(k) Plan are included in the amounts reported in the 2013 row of the “All Other Compensation” column of the Summary Compensation Table.

(3)
Amounts in this column represent investment earnings under the RSRP and earnings on the mandatory deferrals of earned performance stock units. A breakdown of amounts reported in this column is as follows:

Name	Investment Earnings Under Restoration Supplemental Retirement Plan	Earnings on Deferred Performance Stock Units	Total Earnings in Last FY
Andrés Gluski	$489,066	$190,180	$679,246
Thomas O’Flynn	$1,468	$0	$1,468
Andrew Vesey	$143,793	$82,685	$226,478
Brian Miller	$227,490	$82,685	$310,175
Elizabeth Hackenson	$13,352	$43,407	$56,759

(4)	Amounts in this column represent the value of 2009 performance stock units released from the mandatory deferral period as of December 31, 2013 (based on the closing share price of $14.51).

(5)	Amounts in this column represent the balance of amounts in the RSRP at the end of 2013.
The Company contributions under the RSRP are included in the “All Other Compensation” column of the Summary Compensation Table in the amounts of $106,305 (2011), $121,406 (2012) and $145,500 (2013) for Mr. Gluski, $55,146 (2011), $68,940 (2012) and $68,480 (2013) for Mr. Vesey, $65,890 (2011), $73,402 (2012), and $66,460 (2013) for Mr. Miller, and $12,047 (2012) and $9,447 (2013) for Ms. Hackenson (Ms. Hackenson was not an NEO in the 2011 Summary Compensation Table). Mr. O’Flynn was not an NEO in the 2011 Summary Compensation Table and had no Company contributions for the RSRP in 2012 and 2013.

Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan

The Code places statutory limits on the amount that participants, such as our NEOs, can contribute to The AES Corporation Retirement Savings Plan (the “401(k) Plan”). As a result of these regulations, matching contributions to the 401(k) Plan accounts of our NEOs in fiscal year 2013 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in the RSRP, which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Under the 401(k) Plan, eligible employees, including our NEOs, can elect to defer a portion of their compensation into the 401(k) Plan, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code. The Company matches, dollar-for-dollar, the first five percent of compensation that an individual contributes to the 401(k) Plan. In addition, individuals who participate in the RSRP may defer up to 80% of their compensation (excluding bonuses) and up to 100% of their annual bonus under the RSRP. The Company provides a matching contribution to the RSRP for individuals who actively defer and who are also subject to the statutory limits as described above.

On an annual basis, we may choose to make a discretionary retirement savings contribution (a “profit sharing contribution”) to all eligible participants in the 401(k) Plan. The profit sharing contribution, made in the form of AES Common Stock, is provided to individuals at a percentage of their compensation, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 401(a)(17) and 415 of the Code.

Eligible individuals participating in the RSRP also receive a supplemental profit sharing contribution. The amount of the supplemental profit sharing contribution is equal to the difference between the profit sharing contribution provided by the Company under the 401(k) Plan and the profit sharing contribution that would have been made by the Company under the 401(k) Plan if no Code limits applied.

Participants in the RSRP may designate up to four separate deferral accounts, each of which may have a different distribution date and a different distribution option. A participant may elect to have distributions made in a lump sum payment or annually over a period of two to fifteen years. All distributions are made in cash.

Individuals have the ability to select from a list of hypothetical investments, which currently includes an AES stock hypothetical investment option. The investment options are functionally equivalent to the investments made available to all participants in the 401(k) Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual RSRP account balances are always 100% vested.
Performance Stock Units
Under the terms of our Long-Term Compensation Plan, the shares underlying performance stock unit awards granted prior to 2011 are not issued until two years after they have vested. Beginning with grants made in 2011, shares subject to performance stock unit awards are issued immediately after they become vested.

Potential Payments Upon Termination or Change-in-Control
The following table contains estimated payments and benefits to each of the NEOs in connection with a termination of employment or a change-in-control. The amounts assume that a termination or change-in-control event occurred on December 31, 2013, and, where applicable, uses the closing price of AES Common Stock of $14.51 (as reported on the NYSE on December 31, 2013).

	Termination
Name	Voluntary or For Cause	w/o Cause	in Connection with Change in Control	Death	Disability	Change in Control Only No Termination
Andrés Gluski	$0
Cash Severance[1]	$0	$5,650,000	$8,475,000	$0	$0	$0
Accelerated Vesting of LTI[2]	$0	$0	$10,635,870	$10,635,870	$10,635,870	$10,635,870
Benefits Continuation[3]	$0	$36,480	$54,720	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$5,711,480	$19,190,590	$10,635,870	$10,635,870	$10,635,870
Thomas O'Flynn
Cash Severance[1]	$0	$1,300,000	$2,600,000	$0	$0	$0
Accelerated Vesting of LTI[2]	$0	$0	$2,784,897	$2,784,897	$2,784,897	$2,784,897
Benefits Continuation[3]	$0	$18,240	$27,360	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,343,240	$5,437,257	$2,784,897	$2,784,897	$2,784,897
Andrew Vesey
Cash Severance[1]	$0	$1,300,000	$2,600,000	$0	$0	$0
Accelerated Vesting of LTI[2]	$0	$0	$3,763,466	$3,763,466	$3,763,466	$3,763,466
Benefits Continuation[3]	$0	$18,240	$27,360	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,343,240	$6,415,826	$3,763,466	$3,763,466	$3,763,466
Brian Miller
Cash Severance[1]	$0	$1,136,000	$2,272,000	$0	$0	$0
Accelerated Vesting of LTI[2]	$0	$0	$2,377,246	$2,377,246	$2,377,246	$2,377,246
Benefits Continuation[3]	$0	$18,240	$27,360	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,179,240	$4,701,606	$2,377,246	$2,377,246	$2,377,246
Elizabeth Hackenson
Cash Severance[1]	$0	$777,000	$1,554,000	$0	$0	$0
Accelerated Vesting of LTI[2]	$0	$0	$1,249,108	$1,249,108	$1,249,108	$1,249,108
Benefits Continuation[3]	$0	$0	$0	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$802,000	$2,828,108	$1,249,108	$1,249,108	$1,249,108

NOTES:

(1)
Upon termination without cause, or a qualifying termination following a change-in-control, and in the case of Mr. Gluski, termination due to death or disability, a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the above table because as of December 31, 2013, the service and performance conditions under AES’ 2013 annual incentive plan would have been satisfied.

(2)	Accelerated Vesting of Long-Term Compensation ("LTC") is valued using our fiscal year-end share price of $14.51 and includes:

•	The in-the-money value of unvested stock options granted in February 2011, 2012 and 2013;

•	The value of outstanding performance stock units granted in February 2012 and 2013 at the target payout level;

•	The value of unvested performance stock units granted in February 2011 (final one-third of the units at actual performance since two-thirds of the units vested on December 31, 2013);

•	The value of outstanding restricted stock units granted in February 2011, 2012 and 2013;

•	For Mr. Gluski, the value of in-the-money unvested stock options and restricted stock units granted in September 2011;

•	For Mr. O’Flynn, the value of in-the-money unvested stock options and restricted stock units granted in September 2012; and

•	For Mr. Vesey, the value of in-the-money unvested stock options and restricted stock units granted in December 2012.

The following table provides further detail on Accelerated Vesting of LTC by award type.

Name	Gluski	O’Flynn	Vesey	Miller	Hackenson
Long-Term Award Type:
Stock Options	$2,101,016	$878,863	$918,548	$444,456	$238,835
Performance Stock Units	$5,827,492	$1,055,443	$1,799,095	$1,390,058	$727,401
Restricted Stock Units	$2,707,362	$850,591	$1,045,823	$542,732	$282,872
Total Accelerated LTI Vesting	$10,635,870	$2,784,897	$3,763,466	$2,377,246	$1,249,108

(3)
Upon termination without cause and a qualifying termination following a change-in-control, the NEO may receive continued medical, dental and vision benefits. The value of this benefits continuation is based on the share of premiums paid by the Company on each NEO's behalf in 2013, based on the coverage in place at the end of December 2013. For the period that benefits are continued, each NEO is responsible for paying the portion of premiums previously paid as an employee.

(4)	Upon termination without cause and a qualifying termination following a change-in-control, the NEOs are eligible for outplacement benefits. The estimated value of this benefit is $25,000.

Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control

The following narrative outlining our compensatory arrangements with our NEOs is in addition to other summaries of their terms found in the Compensation Discussion and Analysis of this Proxy Statement, “Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” of this Proxy Statement, and “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” of this Proxy Statement.

Potential Payments upon Termination under the Executive Severance Plan (applicable to all NEOs)

Executive Officers are eligible to receive payments and benefits upon termination, including termination in connection with a change-in-control, under our Executive Severance Plan. This plan was adopted during 2011 and does not include a Section 280G excise tax gross-up consistent with our policy prohibiting change-in-control gross-ups. Payments and benefits provided to the Executive Officers upon each termination circumstance are detailed below.

In the event of termination due to disability, the Executive Officer is entitled to receive the following payments:

•	Disability benefits under our long-term disability program in effect at the time;

•	Base salary through the termination date or, if earlier, the end of the month preceding the month in which disability benefits commence; and

•	In the case of Mr. Gluski, a pro-rata portion of his annual bonus to the extent earned, based upon the number of days he was employed during the year (“Pro-Rata Bonus”).
In the event of termination due to death, the Executive Officer’s legal representative is entitled to his or her base salary through the termination date and, in the case of Mr. Gluski, the Pro-Rata Bonus.

In the event the Executive Officer’s employment is terminated for “Cause” or the Executive Officer voluntarily resigns, the Executive Officer is only entitled to receive his or her base salary through the termination date.

If we terminate the Executive Officer’s employment without “Cause,” the Executive Officer is entitled to receive:

•
Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to one times (two times in the case of Mr. Gluski) the sum of the Executive Officer’s base salary and target bonus for the year in which the termination of employment occurs;

•
Continued participation for 12 months (24 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and

•	Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
If within two years following a “change-in-control,” the Executive Officer terminates employment for “Good Reason” or if we terminate the Executive Officer’s employment, other than for “Cause” or disability, the Executive Officer is entitled to receive:

•
Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to two times (three times in the case of Mr. Gluski) the sum of the Executive Officer’s base salary and target bonus for the year in which the termination of employment occurs;

•
Continued participation for 18 months (36 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and

•	Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
In addition, the Executive Officers are subject to certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the Executive Severance Plan. The non-competition and non-solicitation obligations must be complied with for 12 months after termination of employment with us. Our payment obligations are also conditioned upon the Executive Officer executing and delivering the standard form of release we provide.
Payment of Long-Term Compensation Awards in the event of Termination or Change-in-Control as determined by the provisions set forth in the 2003 Long Term Compensation Plan (for all NEOs)
The vesting of performance stock units, restricted stock units, and stock options and the ability of our NEOs to exercise or receive payments under those awards changes in the case of (1) termination of their employment or (2) as a result of a change-in-control. The vesting conditions are defined by the provisions set forth in the 2003 Long Term Compensation Plan as outlined below:
Performance Stock Units and Restricted Stock Units
If the NEO’s employment is terminated by reason of death or disability prior to the third anniversary of the grant date of a performance stock unit or a restricted stock unit, the performance stock units (at target) and/or restricted stock units will immediately vest and be delivered.
If the NEO’s employment is terminated for any reason other than death or disability prior to the third anniversary of the grant date of a performance stock unit granted before 2013 or a restricted stock unit, the NEO will forfeit all performance stock units and/or restricted stock units for which the service-based vesting condition has not been met.
Beginning with the 2013 performance stock unit grants, voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding performance stock units. Involuntary termination or a qualified retirement, which requires the NEO to reach 60 years of age and 7 years of service with the Company, allow prorated time-vesting in increments of one-third or two-thirds vesting if the NEO has completed one or two years of service from the grant date, respectively.
If a change-in-control occurs prior to the payment date of a performance stock unit or restricted stock unit award, outstanding performance stock units (at target) and restricted stock units will become fully vested and the delivery date will occur contemporaneous with the completion of the change-in-control.
Stock Options
If the NEO’s employment is terminated by reason of death or disability, the stock options shall be immediately accelerated and become fully vested, exercisable and payable, but will expire one year after the termination date or, if earlier, on the original expiration date of such stock option had the NEO continued in such employment.
If we terminate the NEO’s employment for Cause, all of the unvested stock options will be forfeited and all vested stock options will expire three months after the termination date or, if earlier, on the original expiration date of such stock option.
If the NEO’s employment is terminated for any other reason, all of the unvested stock options will be forfeited and all vested stock options will expire 180 days after the termination date or, if earlier, on the original expiration date of such stock option.
In the event of a change-in-control, all of the NEO’s stock options will vest and become fully exercisable. However, the Compensation Committee may cancel outstanding stock options (1) for consideration equal to an amount that the NEO would be entitled to receive in the change-in-control transaction, if the NEO exercised the stock options less the exercise price of such stock options or (2) if the amount determined pursuant to (1) would be negative. Any such payment may be made in cash, securities, or other property.

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)
In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a change-in-control (defined in the same manner as the term “change-in-control” in the RSRP described below), the balances of all of the NEO’s deferral accounts under the RSRP will be paid in a lump sum. In the event of an NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his elections if the NEO was 59 1/2 or more years old at the time of such person’s death or retirement. In the event of the NEO’s death or retirement before age 59 1/2, the value of the deferral account will be in a lump sum.

Definition of Terms

The following definitions are provided in the Executive Severance Plan and related Benefits Schedule for the CEO for certain of the terms used in this description:
“Cause” means (A) the willful and continued failure by the CEO to substantially perform his duties with the Company (other than any such failure resulting from the CEO’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the CEO for Good Reason), after we deliver a demand for substantial performance, or (B) the willful engaging by the CEO in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
“Change-in-Control” means the occurrence of any one of the following events: (A) a transfer of all or substantially all of our assets, (B) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of AES outstanding Common Stock, or (C) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board.
“Good Reason” means (A) the failure of the Company to have any successor expressly assume the Executive Severance Plan; (B) after a change-in-control, the relocation of the CEO’s principal place of employment; (C) after a change-in-control, any material adverse change in the CEO’s overall responsibilities, duties and authorities; and (D) after a change-in-control, the failure by the Company to continue the CEO’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the CEO immediately prior to such change in control.
The definitions for other Executive Officers (aside from the CEO) participating in the Executive Severance Plan are substantially similar to those shown above, except in item (D) of “Good Reason.” The other Executive Officers are eligible to terminate their employment for “Good Reason” after a change-in-control if there is a material reduction to their base salary or annual incentive opportunity.

The following definition is provided in the RSRP of the terms used in this description:
“Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons; (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the adoption of this Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).
The following definition is provided in the 2003 Long Term Compensation Plan of the terms used in this description:
“Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the adoption of this Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5) .

Information About Our Compensation Committee

The Compensation Committee consists of four members of the Board who are “Non-Employee Directors” as defined under Rule 16b-3 of the Exchange Act and “Outside Directors” under Section 162(m) of the Code and related regulations. The members of the Compensation Committee are Sandra O. Moose, Chair, Kristina M. Johnson and James H. Miller. The Board has determined that each member of the Compensation Committee meets the standards of independence established by the NYSE.

The Compensation Committee’s principal responsibility is to provide oversight of the Company’s compensation and employee benefit plans and practices. The Compensation Committee reviews base salary, bonuses, profit sharing contributions, and grants of stock options, restricted stock units, performance units, performance stock units, retirement benefits and other compensation for our NEOs and for such other employees as the Board may designate. The Compensation Committee also evaluates the performance of our NEOs, including the CEO.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. Our CEO submits the Company's goals and objectives for the upcoming year to the Compensation Committee. In the first quarter of the following year, the CEO performs an assessment of each NEO’s performance against their stated goals and, in the case of our CEO, our Compensation Committee reviews and assesses his performance against his stated goals and objectives.

Based on our CEO’s performance, the Compensation Committee, which includes the non-executive Chairman of the Board as an Ex-Officio member of the Committee, provides an evaluation and compensation recommendation, which the Board considers when it determines the compensation for the CEO. The Compensation Committee reviews and approves evaluations and compensation recommendations submitted by the CEO on the other NEOs. The Compensation Committee then reviews these recommendations with the Board.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s compensation goals. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees such power and authority, as the Compensation Committee deems appropriate in accordance with the Charter. The Compensation Committee has also delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive Officers. Under the Long-Term Compensation Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive Officers in compliance with law. Under such delegation, our CEO may grant Long-Term Compensation awards up to 250,000 shares, but with a total cap of 1.25 million shares to non-Executive Officer employees.

The Compensation Committee retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of executive compensation. Meridian is the firm retained by the Compensation Committee for these purposes and is precluded from providing other services to AES. The Compensation Committee has the sole authority to hire and fire its consultant. Meridian provided review and comment to the Compensation Committee in 2013 as appropriate and provided objective input and analysis to the Compensation Committee throughout the year with reference to market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in relation to NEO compensation, please refer to “The Role of the Compensation Committee’s Independent Consultant” in the "Compensation Discussion & Analysis" of this Proxy Statement.

Management regularly obtains market survey data based on comparable companies from Towers Watson. Meridian reviews the market survey data prior to it being shared with the Compensation Committee to ensure the data sources are appropriate for purposes of comparing our NEOs’ compensation to comparable executives at similarly-sized general industry and energy industry companies.
The Compensation Committee has instructed the Senior Vice President, Global Human Resources and Internal Communications to provide information to the Compensation Committee that is required for developing compensation programs and determining executive compensation. The Senior Vice President, Global Human Resources and Internal Communications directly works with the Compensation Committee’s independent consultant in the preparation of the background material for the Compensation Committee.

The compensation of our Directors is established by the Nominating, Governance and Corporate Responsibility Committee. See “The Committees of the Board - Nominating, Governance and Corporate Responsibility Committee” section of this Proxy Statement for a description of our Nominating, Governance and Corporate Responsibility Committee’s processes and procedures for determining Director compensation. For further information regarding our compensation practices refer to “Compensation Discussion and Analysis” of this Proxy Statement.
Compensation of Directors (2013)
The following table contains information concerning the compensation of our non-management Directors during 2013.

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Name(1)
Zhang Guo Bao	$52,800	$177,200	$0	$0	$230,000
Charles L. Harrington	$25,014	$113,355	$0	$0	$138,369
Kristina M. Johnson	$77,800	$184,880	$0	$15,000	$277,680
Tarun Khanna	$87,800	$193,040	$0	$2,500	$283,340
John A. Koskinen(6)	$242,800	$43,040	$0	$0	$285,840
Philip Lader	$95,050	$193,040	$0	$15,000	$303,090
Chair—Nominating, Governance and Corporate Responsibility Committee
James H. Miller	$64,224	$200,223	$0	$0	$264,447
Sandra O. Moose	$87,800	$177,200	$0	$0	$265,000
Chair—Compensation Committee
John B. Morse, Jr.	$92,800	$193,040	$0	$0	$285,840
Chair—Financial Audit Committee
Moises Naim	$67,800	$233,040	$0	$0	$300,840
Philip A. Odeen (7)	$0	$0	$0	$0	$0
Charles O. Rossotti	$100,320	$366,776	$0	$0	$467,096
Chairman, Lead Independent Director
Sven Sandstrom	$82,800	$193,040	$0	$0	$275,840

NOTES:

(1)
Mr. Gluski, our President and CEO, was also a member of our Board during 2013. His compensation is reported in the Summary Compensation Table and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, management Directors do not receive any additional compensation in connection with service on the Board.

(2)
Directors elected at the 2013 Annual Meeting of Stockholders received an $80,000 Annual Retainer with a requirement that at least 34% of such retainer be deferred in the form of stock units, with each Director having the right to elect to defer additional amounts as further described below. Directors may also elect to defer Committee fees in the form of stock units.

The mandatory deferral portion of the Annual Retainer is included in the “Stock Awards” column above, while the “Fees Earned or Paid in Cash” column includes amounts from the Annual Retainer and Committee fees that Directors elected to defer (above the mandatory deferral) into stock units except that the additional incremental value resulting from the 1.3 multiplier applied to elective deferrals of the Annual Retainer is included in the “Stock Awards” column, as noted in footnote 3. The elective deferral amounts were as follows:

	Annual Elective Retainer Deferred	Committee Retainer Deferred
Charles L. Harrington	$20,064	$4,950
Kristina Johnson	$25,600	$0
Tarun Khanna	$52,800	$35,000
John Koskinen	$52,800	$0
Philip Lader	$52,800	$42,250
James H. Miller	$43,824	$0
John Morse	$52,800	$0
Moises Naim	$52,800	$15,000
Charles Rossotti	$100,320	$0
Sven Sandstrom	$52,800	$30,000

(3)
Column reflects aggregate grant date fair value of each Director stock unit award granted in 2013. This column includes stock units granted pursuant to (i) the 34% mandatory annual retainer deferral into stock units, and (ii) as further described in “Director Compensation for Year 2013” below, the additional incremental value resulting from Directors electing to defer more than 34% of their annual retainer and being credited with 1.3 times the elective deferral amount. The aggregate grant date fair values were computed in accordance with FASB ASC Topic 718 (disregarding any estimates of forfeitures related to service-based vesting conditions.) A discussion of the relevant assumptions made in these valuations may be found in footnote 18 to the financial statements contained in AES’ Form 10-K.

As of December 31, 2013, Directors had the following total number of stock units credited to their accounts under the LTC Plan: Zhang Guo Bao 36,654 (cash-settled), Charles Harrington 9,508, Kristina M. Johnson 55,004, Tarun Khanna 116,876, John A. Koskinen 172,498, Philip Lader 176,781, James H. Miller 21,351, Sandra O. Moose 106,681, John B. Morse, Jr. 108,194, Moises Naim 23,838, Charles O. Rossotti 193,381, and Sven Sandstrom 177,186.

(4)	There were no option grants awarded to non-management Directors in 2013.
The following Directors held Options outstanding as of December 31, 2013: Zhang Guo Bao 0, Charles Harrington 0, Kristina M. Johnson 0, Tarun Khanna 0, John A. Koskinen 0, Philip Lader 13,455, James H. Miller 0, Sandra O. Moose 13,455, John B. Morse, Jr. 0, Charles O. Rossotti 0, and Sven Sandstrom 0.

(5)
Represents amounts we contributed to charities selected by the Director pursuant to the Company’s former Gift Matching Program. In 2013, under the Company’s former Gift Matching Program (the "Program"), the Company matched, dollar for dollar, certain Section 501(c)(3) eligible or equivalent non-U.S. based eligible contributions made by AES Directors which were grandfathered under the Program.

(6) Mr. Koskinen terminated his service on the Board on December 19, 2013.
(7) Mr. Odeen's term ended on April 18, 2013. He did not earn and was not paid any compensation for the Board Year 2013-2014.

Director Compensation for Year 2013

The Board reviews the Board compensation structure every two years. As further described below, in 2012, the Board instituted revisions to the amount of compensation provided under certain of the components of our compensation structure. The revised compensation amounts were applicable to outside Directors that were elected at the 2013 Annual Meeting of Stockholders.

The revised 2012 Board compensation was intended to meet the following goals: (i) promote the recruitment of talented and experienced Directors to the AES Board; (ii) compensate outside Directors for the increased workload and risk inherent in the Director position; and (iii) retain a strong financial incentive for AES Directors to maintain and promote the long-term health and viability of the Company. The Nominating Committee of the Board consulted various materials regarding current trends and best practices for determining compensation for boards of directors primarily from NACD Blue Ribbon Commission, Pearl Meyer & Partners, and Frederick W. Cook and Co., Inc.

Compensation

For 2013, Directors elected at the Annual Meeting of Stockholders received an $80,000 annual retainer with a requirement that at least 34% be deferred in the form of stock units. Directors may elect (but are not required) to defer more than the mandatory 34% deferral. Any portion of the annual retainer that is deferred above the mandatory deferral was credited to the Director in stock units equivalent to 1.3 times the elected deferral amount. Except as explained below, the Financial Audit Committee Chair received $30,000 per year for his/her service, the Compensation Committee Chair received $25,000 per year for his/her service and the Nominating Committee Chair received $22,250 per year for his/her service.  Except as explained below, members of the Financial Audit Committee, Compensation Committee and Nominating Committee will receive $15,000 for their service, while members of the Strategy and Investment Committee will receive $10,000. Directors received an annual Deferred Incentive Compensation Grant valued at $150,000. The Board also determined that the Chairman would receive compensation at an amount equal to 1.9 times the 2013 Annual Retainer and Deferred Incentive Compensation Grant of other AES Board members, and that such amount would be inclusive of all Board responsibilities. All other terms of the 2013 Board compensation structure remained consistent with past practice.

Non-Employee Director Stock Ownership Guidelines

The Board adopted stock ownership guidelines for Directors that provide for non-employee Directors to accumulate and maintain equity ownership in AES having a value of no less than five times the annual retainer within five years of adoption of the policy or July 7, 2018, and for Directors who join the Board after July 7, 2013, within five years of such Director's election date. All stock and equity interests of a Director are taken into consideration for purposes of considering compliance with the policy, including Director stock units (whether settled in cash or stock).

TRANSACTIONS WITH RELATED PERSONS

Related Person Policies and Procedures

Our Nominating Committee has adopted a Related Person Transaction Policy, which sets forth in writing the procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any Director or Executive Officer of the Company, any Director nominee, any person who is the beneficial owner of more than 5% of the Company’s common stock, or any immediate family members of the foregoing (a “Related Person”), had a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Person Transactions”). Under these policies and procedures, prior to entering into, or amending a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the Office of the General Counsel who will assess whether the transaction is a Related Person Transaction. If the Office of the General Counsel determines that a transaction is a Related Person Transaction, the details of the transaction shall be submitted to the Audit Committee for review and the Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•	the benefits to the Company;

•	the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;

•
the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an Executive Officer, partner, or principal;

•	the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;

•	the terms of the Related Person Transaction;

•	the terms available to unrelated third parties or to employees generally;

•	any reputational risks the Related Person Transaction may pose to the Company; and

•	any other relevant information.
In the event that the Office of the General Counsel determines that the Related Person Transaction should be reviewed prior to the next Audit Committee meeting, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who has been designated to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of these transactions. In addition, Related Person Transactions which are not approved pursuant to the procedures set forth above may be ratified, amended or terminated by the Audit Committee or its designee. If the Audit Committee or its designee determines that the Related Person Transaction should not or cannot be ratified, the Audit Committee shall evaluate its options both with regard to the Related Person Transaction (e.g. termination, amendment, etc.) and the individuals involved in the Related Person Transaction, if necessary. At the Audit

Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing.

Since January 1, 2013, no Related Person Transactions have occurred where our policies and procedures then in effect did not require review, approval or ratification or where such policies and procedures were not followed.

Transaction with CIC

On December 18, 2013, the Company closed its previously announced repurchase of 20,000,000 shares of the Company's common stock from Terrific Investment Corporation (the "Selling Stockholder"), a subsidiary controlled by CIC, at a price per share of $12.912 for an aggregate purchase price of $258,240,000. As further described below, AES purchased the shares at a discount to the market price.

The transaction was undertaken pursuant to a share repurchase agreement dated December 12, 2013 (the "Repurchase Agreement"). Under the terms of the Repurchase Agreement, AES was to pay a price that was the lowest of the following prices: (i) a price per share equal to 96% of the public offering price per share of common stock offered by CIC in a concurrent public offering of shares (priced on December 13, 2013, (ii) $14.50 and (iii) the last reported sale price of AES' common stock on the New York Stock Exchange as of December 11, 2013, the day before the Repurchase Agreement was executed. The closing price of AES Stock on December 11, 2013 was $14.32 and CIC offered shares in the public offering at $13.45. The $12.912 price per share paid by AES is 4% discount to the price offered by CIC in the public offering on December 13, 2013 (a 5.6% discount to the closing price on that day) and a 9.8% discount to the December 11, 2013 closing price.

The terms and conditions of the Repurchase Agreement were reviewed and approved by the Board, without the participation of the CIC director nominee, who recused himself from the Board deliberations. In addition, the Board engaged Barclays Capital Inc. to act as its financial advisor in connection with the repurchase.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR 2014

The Board has appointed E&Y, an independent registered public accounting firm, as the auditors to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the calendar year ended December 31, 2014. The appointment was made by the Audit Committee of the Board. The appointment of E&Y is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of E&Y will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of E&Y and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of E&Y as independent auditors of this Company for the year 2014 is hereby
APPROVED, RATIFIED AND CONFIRMED.”

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF E&Y AS INDEPENDENT AUDITORS OF THE COMPANY.

REPORT OF THE FINANCIAL AUDIT COMMITTEE

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; the effectiveness of the Company’s Ethics and Compliance Program; and such other matters as are described in the Committee’s Charter. In addition to discussions with the CEO, Chief Financial Officer, (“CFO”) and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, E&Y. The Audit Committee discussed with E&Y the overall scope and plans for the integrated audit of the Company’s financial statements, and met with E&Y with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor E&Y are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. E&Y’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with Management and E&Y. In addition, the Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

E&Y has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with E&Y that firm’s independence from the Company. The Audit Committee has concluded that E&Y’s provision of audit services to the Company is compatible with E&Y’s independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to E&Y for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Financial Audit Committee,

John B. Morse, Jr., Chairman
Charles L. Harrington
James H. Miller
Sven Sandstrom

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES
AND INDEPENDENCE
The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and 2012 by the Company’s principal accounting firm, E&Y.

	$ in millions
	2013	2012
Audit Fees	$17.3	$19.0
Audit Related Fees	0.5	1.0
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0
Total Fees	$17.8	$20.0

Audit Fees: The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees: The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans and accounting consultations.

Pre-Approval Policies and Procedures: The Company desired to maintain an independent relationship between itself and E&Y, and to ensure that level of independence during 2013, the Audit Committee maintained its policy established in 2002 within which to judge if E&Y may be eligible to provide certain services outside of its main role as outside auditor. The 2002 pre-approval policy permits E&Y to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the specific approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee consistent with the terms, exceptions and limitations set forth in the Sarbanes-Oxley Act. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by E&Y during 2013 were pre-approved by the Audit Committee in accordance with Company policy and the Sarbanes-Oxley Act.

PROPOSAL 3: TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE
COMPENSATION

The Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement, and has determined to submit an annual advisory vote on our executive compensation program to our Stockholders at each annual meeting until the Company seeks another advisory vote on the frequency of the advisory vote on executive compensation. The Company asks that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

In 2010, the Company sought and received approval from the Stockholders regarding the annual and long-term incentive plans that we use to motivate, retain and reward our Executive Officers, including The AES Corporation Performance Incentive Plan and the 2003 LTC Plan. Compensation paid under these Stockholder-approved plans make up more than a majority of the pay the Company provides to our NEOs.

The “Compensation Discussion and Analysis” section discusses how our executive compensation policies and programs implement our executive compensation philosophy, including our emphasis on pay for performance. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Highlights of our compensation programs that support the executive compensation philosophy and create Stockholder alignment include:

•	Target Total Compensation at 50th Percentile of Companies Comparable in Size
Our philosophy is to target total compensation at the size-adjusted 50th percentile of survey data to ensure a competitive compensation opportunity compared to similarly-sized companies;

•	Heavy Weight on Performance-based Compensation
Our compensation program is heavily weighted to performance-based pay with the majority of our compensation being paid through our annual incentive and long-term compensation plans;

•	Relative Pay-for-Performance Alignment
In 2013, the Compensation Committee reviewed an analysis of AES’ performance, primarily defined as Total Stockholder Return, and CEO compensation relative to 16 utility and generation companies with revenues generally over $10B from the S&P 500 Utilities Index to whom investors may compare AES.

The analysis shown in the “Compensation Discussion and Analysis” section of this Proxy indicated that AES’ CEO compensation and Total Stockholder Return were both in the bottom quartile for the three-year period from January 1, 2010 to December 31, 2012, which indicates that compensation actually realizable by our CEO aligns with value creation to AES Common Stockholders.

•	Executive Stock Ownership Guidelines
We maintain market-competitive stock ownership guidelines to align our NEOs’ interests with those of our Stockholders;

•	Clawback Policy
In 2013, the Company adopted a “clawback” policy that provides the Compensation Committee with the discretion to seek recoupment of certain previously-paid incentive awards in the event that such awards are linked to a financial restatement caused by executive misconduct;

•	Executive Severance Provisions Comparable to Market Practice
The Company maintains an Executive Severance Plan which provides for severance benefits under certain termination scenarios, including termination in connection with a change-in-control. The benefits under these plans are comparable to what other companies similar in size offer to their executives;

•	No Change-in-Control Excise Tax Gross-ups
We have discontinued the provision of change-in-control excise tax gross-ups in our change-in-control severance plans and arrangements;

•	No Perquisites for our Executive Officers
We do not provide perquisites to any of our Executive Officers;

•	No Special Retirement Benefit Formulas for our Executive Officers
Our supplemental executive retirement benefits are designed primarily to restore benefits capped under our broad-based retirement plans due to statutory limits imposed by the Code;

•	No Backdating or Option Repricings
We have not participated in a practice of backdating or repricing stock options, nor have we modified pre-set targets for annual incentive or performance equity awards;

•	No Hedging or Pledging of AES Common Stock
In 2013, the Board of Directors adopted a policy that prohibits Executive Officers, including our NEOs, and Directors from hedging their economic interest in AES Common Stock or using AES Common Stock as collateral in a financial transaction;

•	Independent Consultant Retained by the Compensation Committee
Our Compensation Committee has retained and directs an independent compensation consultant who does not provide any other services to the Company; and

•	Annual Review of Risk Related to Compensation Programs
The Compensation Committee’s independent consultant annually conducts a review of the risks associated with our executive and incentive compensation programs and has determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Accordingly, the Board recommends that our Stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our Stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

SECURITY OW    NERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 21, 2014 by (a) each current Director, Nominee and each NEO set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock (based on their public filings with the SEC as of February 21, 2014 or as otherwise known to us). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our common stock.
Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)	% of Class(1)(2)
Andrés R. Gluski	President, CEO and Director	1,452,910	*
Zhang Guo Bao	Director	36,654	*
Charles L. Harrington	Director	9,508	*
Kristina M. Johnson	Director	55,004	*
Tarun Khanna	Director	116,876	*
Philip Lader (3)	Director	341,328	*
James H. Miller	Director	21,351	*
Sandra O. Moose	Director	120,135	*
John B. Morse, Jr. (4)	Director	109,194	*
Moisés Naím	Director	23,838	*
Charles O. Rossotti	Director and Chairman of the Board	265,292	*
Sven Sandstrom	Director	208,741	*
Andrew M. Vesey	EVP and COO	574,276	*
Thomas M. O’Flynn	EVP and CFO	198,843	*
Brian A. Miller	EVP, General Counsel and Secretary	519,080	*
Elizabeth Hackenson	SVP, Global Business Services & CIO	195,494	*
Sharon Virag	Vice President and Controller	25,649	*
All Directors and Executive Officers as a Group (17) persons		4,274,173	*
China Investment Corporation (5) New Poly Plaza No. 1 Chaoyangmen Beidajie Dongcheng District, Beijing, 100010 People’s Republic of China		59,899,618	8.27%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, Maryland 21202		61,786,177	8.53%
Blackrock, Inc. (7) 40 East 52nd Street New York, NY 10022		63,795,236	8.81%
The Vanguard Group (8) 100Vanguard Boulevard Malvern, PA 19355		46,676,701	6.45%

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)
The shares of our Common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, shares of our common stock, which are subject to options, units or other securities that are exercisable or convertible into shares of our common stock within 60 days of February 21, 2014, are deemed to be outstanding and beneficially owned by the person holding such options, units or other securities. Such underlying shares of common stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (a) the following shares issuable upon exercise of Options outstanding as of February 21, 2014 that are able to be exercised on or before April 21, 2014: Mr. Zhang – 0 shares; Mr. Harrington – 0 shares; Dr. Johnson – 0 shares; Dr. Khanna – 0 shares; Mr. Lader – 13,455 shares; Mr. Miller – 0 shares; Dr. Moose – 13,455 shares; Mr. Morse – 0 shares; Dr. Naím – 0 shares; Mr. Rossotti – 0 shares; Mr. Sandstrom – 0 shares; Mr. Gluski – 945,310 shares; Mr. Vesey – 404,648 shares; Mr. O’Flynn – 107,043 shares; Mr. Miller – 354,784 shares; Ms. Hackenson – 136,898 shares; Ms. Virag – 0 shares; all Directors and Executive Officers as a group – 1,975,593 shares; (b) the following units issuable under The AES 2003 LTC Plan and The AES Corporation Deferred Compensation Plan for Directors: Mr. Zhang – 36,654 units; Mr. Harrington – 9,508 units; Dr. Johnson – 55,004 units; Dr. Khanna – 116,876 units; Mr. Lader – 176,782 units; Mr. Miller – 21,351 units; Dr. Moose – 106,680 units; Mr. Morse – 108,194 units; Dr. Naím – 23,838 units; Mr. Rossotti – 193,380 units; Mr. Sandstrom – 177,185 units; all Directors as a group 1,025,452 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Gluski – 19,399 shares; Mr. Vesey – 23,213 shares; Mr. O’Flynn – 4,482 shares; Mr. Miller – 34,031 shares; Ms. Hackenson – 8,081 shares; Ms. Virag – 1,611 shares; and all Executive Officers as a group 90,817 shares.

(3)	Includes 26,586 shares held in trust by Mr. Lader’s wife, 89,380 shares held in an irrevocable defective grantor trust, and 35,125 shares held in a family partnership.

(4)	Includes 1,000 shares held by Mr. Morse’s wife.

(5)
Based solely on information furnished in the Schedule 13D filed by China Investment Corporation (“CIC”) and Terrific Investment Corporation, a wholly-owned subsidiary of CIC (“Terrific Co.”), with the SEC on December 18, 2013. According to the Schedule 13D/A filed by Terrific Co., Terrific Co. has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 59,468,788 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 59,468,788 shares. According to the Schedule 13D filed by CIC, by virtue of its 100% ownership and control of Terrific Co., which holds 420,830 shares of the Company’s common stock, CIC has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 59,468,788 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 59,468,788 shares. CIC and Terrific Co. are each parties to that certain Stockholder Agreement by and between AES, Terrific Co. and CIC, dated as of March 12, 2010 (the “Stockholder Agreement”). Pursuant to the terms of the Stockholder Agreement, Terrific Co. agreed that until such time as Terrific Co. owns 5% or less of the Company’s common stock, in any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the Stockholders of the Company (i) for the election of Directors of the Company (or relating to procedures applicable to the election of Directors) or (ii) relating to equity incentive plans or other employee or director compensation matters, Terrific Co. will vote and cause to be voted all voting securities held directly or indirectly by it in the manner recommended by the Board. Additionally, Terrific Co. irrevocably appointed the Company as its attorney and proxy, with full power of substitution and re-substitution, to cause all shares of common stock beneficially owned by it to be voted in the discretion of the Company with respect to these matters.

(6)
Based solely on information furnished in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. and certain of its affiliates with the SEC on February 7, 2014, it reported that it had (a) sole power to vote or to direct the vote on 22,531,590 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 61,650,627 shares, and (d) shared power to dispose or to direct the disposition of 0 shares.

(7)
Based solely on information furnished in the Schedule 13G/A filed by BlackRock Inc. and certain of its affiliates with the SEC on January 28, 2014, it reported that it had (a) sole power to vote or to direct the vote on 57,546,627 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 63,795,236 shares, and (d) shared power to dispose or to direct the disposition of 0 shares.

(8)
Based solely on information furnished in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2014, it reported that it had (a) sole power to vote or to direct the vote on 1,048,199 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 45,694,302 shares, and (d) shared power to dispose or to direct the disposition of 982,399 shares.

GOVERNANCE MATTERS

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2015 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the Secretary, The AES

Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2015 Annual Meeting is changed by more than 30 days from April 17, 2015, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the Stockholder and the text of the proposal to be introduced; (b) the number of shares of common stock held of record, owned beneficially and represented by Proxy by such Stockholder as of the date of such notice; and (c) a representation that the Stockholder intends to appear in person or by Proxy at the 2015 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a Stockholder wishes to make from the floor of the 2015 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a Director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of the Annual Meeting commence a new time period for the giving of a Stockholder’s notice as described above. As described in Section 2.15 of our Bylaws, the notice must contain: (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the Stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Corporation which are owned beneficially and of record by the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a Stockholder’s nomination of Directors. As described in Section 9.01 of our Bylaws, nominations of persons for election to the Board of Directors may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing Directors by any Stockholder who is a Stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below and that they continue to be a Stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation (a) with respect to an election to be held at an annual meeting of Stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the 7th day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a Stockholder’s notice as described above. Each such notice shall include: (1) the class and number of shares of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner, if any, on whose behalf the nomination is made and each person whom the Stockholder proposes to nominate for election as a Director; (2) the name and address of each Stockholder of record who intends to appear in person or by Proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a Director of the Company if so elected; and (4) as to each person whom the Stockholder proposes to nominate for election as a Director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of Proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a Director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

The required representation and agreement provides that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In addition, Section 2.16 of our Bylaws provide that the Stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of Directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such Stockholder and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Stockholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such Stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such Stockholder or to increase the voting power or pecuniary or economic interest of such Stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements or understandings between such Stockholder and (i) any other person or persons (including their names) in connection with the proposal of such business by such Stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, as the case may be, and any material interest of such Stockholder in such business or nomination, as the case may be, including any anticipated benefit to the Stockholder therefrom; (d) a representation that such Stockholder intends to appear in person or by Proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such Stockholder that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with the solicitation of Proxies with respect to business brought at an annual meeting of Stockholders or for election of Directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The chairperson of the 2015 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any Stockholder proposal or director nomination not made in compliance with the foregoing procedures.

Additional Rights Provided in Stockholder Agreement
In addition to the rights of Stockholders to nominate persons as members of our Board, the Stockholder Agreement provides certain additional rights to the investor with respect to the right to nominate a director, which the investor exercised in connection with the nomination of Mr. Zhang to our Board. Specifically, the Stockholder Agreement provides that, subject to the conditions set forth in the Stockholder Agreement, the investor may designate one person, who must be reasonably acceptable to the Board and meet all qualifications required by written policy of the Company, including without limitation, the Board, the Nominating Committee and the ethics and compliance program of the Company, in effect from time to time that apply to all nominees for the Board (a “Qualified Nominee”). The Stockholder Agreement further provides that until such time as the investor holds 5% or less of the Company’s common stock, (i) at each annual meeting of the Stockholders of the Company, the Board will nominate and recommend for election one Qualified Nominee designated by the investor to serve as a director on the Board and shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the investor, the Board will elect as a director to fill the vacancy so created a Qualified Nominee designated by the investor to fill such vacancy.
AES Code of Business Conduct and Corporate Governance Guidelines
The Code of Conduct and Corporate Governance Guidelines have been adopted by the Board. The Code of Conduct is intended to govern as a requirement of employment the actions of everyone who works at AES, including employees of AES’s subsidiaries and affiliates and our Directors. The Code of Conduct and the Corporate Governance Guidelines can be located in their entirety on the Company’s web site (www.aes.com). Any person may obtain a copy of the Code of Conduct or the Corporate Governance Guidelines without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. If any amendments to or waivers from the Code of Conduct or the Corporate Governance Guidelines are made, we will disclose such amendments or waivers on our website.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on the Company’s review of reports filed under Section 16(a) of the Exchange Act and certain written representations (as allowed by Item 405(b)(2)(i) of Regulation S-K), the Company believes that no person subject to Section 16(a) of the Exchange Act with respect to AES failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more Stockholders sharing the same address by delivering a single Proxy Statement addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until otherwise notified or until the Stockholder revokes such consent. If, at any time, Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the Stockholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements if now receiving multiple copies of annual reports or Proxy Statements, you can make your request in writing to your broker.
Charitable Contributions
Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which an AES Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2013, 2012 or 2011. The Company did not make any such charitable contributions in excess of those amounts.
Communications with the Board or Its Committees
The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Office of the Corporate Secretary of the Company to the non-management Directors and/or the following committees of the Board:
AES Board of Directors:
AESDirectors@aes.com
Compensation Committee:
CompCommitteeChair@aes.com
Financial Audit Committee:
AuditCommitteeChair@aes.com
Nominating, Governance and Corporate Responsibility Committee:
NomGovCommitteeChair@aes.com
A member of the Corporate Secretary’s Office will forward to the Directors all communications that, in his or her judgment, are appropriate for consideration by the Directors. Examples of communications that would not be considered as appropriate for consideration by the Directors include commercial solicitations, requests for employment and matters not relevant to the Stockholders, the functioning of the Board or the affairs of the Company.
Annual Report on Form 10-K
Any Stockholder who desires an additional copy of AES’ Form 10-K (including the financial statements and financial schedules) filed on February 25, 2014 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website at http://www.aes.com.
By Order of the Board of Directors,
Brian A. Miller
Executive Vice President, General Counsel and Secretary

DIRECTIONS TO ANNUAL MEETING
The Westin Arlington Gateway Hotel, 801 N. Glebe Road, Arlington, VA 22203
From Points North—I-270 SPUR S toward I-495 S/Northern Virginia; merge onto Capital Beltway/I-495 S; Merge onto VA-267 E via Exit 45B on the LEFT toward I-66 E/Washington; VA-267 E becomes I-66E; take the Fairfax Drive exit (Exit 71). Proceed past two lights and turn right on Vermont Street.
From Points South—I-95 N to I-395 N toward Washington; Merge onto S Glebe Road/VA-120 N via Exit 7B toward Marymount University; turn RIGHT onto Wilson Boulevard; the hotel is located on the right at 801 N. Glebe Road.
From Points West—I-66 E toward Washington, DC; take Fairfax Drive exit (Exit 71); Proceed past two lights and turn right on Vermont Street.

The AES Corporation
C/O COMPUTERSHARE TRUST COMPANY N.A.
P.O. Box 8509
Edison, NJ 08818
Voter Control Card

Your vote is important. Please vote immediately.

Vote by Internet:		OR	Vote by Telephone:
1.	Log on to the Internet and Go to http://www.envisionreports.com/aes		1.	Call toll-free: 1-800-652-VOTE (1-800-652-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

This Proxy when properly executed will be voted in manner directed herein.
If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR COMPANY PROPOSALS 1, 2 AND 3.

PROPOSAL 1:
Election of Directors:	For	Against	Abstain
01. Andrés Gluski	☐	☐	☐
02. Zhang Guo Bao	☐	☐	☐
03. Charles L. Harrington	☐	☐	☐
04. Kristina M. Johnson	☐	☐	☐
05. Tarun Khanna	☐	☐	☐
06. Philip Lader	☐	☐	☐
07. James H. Miller	☐	☐	☐
08. Sandra O. Moose	☐	☐	☐
09. John B. Morse, Jr.	☐	☐	☐
10. Moisés Naím	☐	☐	☐
11. Charles O. Rossotti	☐	☐	☐
12. Sven Sandstrom	☐	☐	☐
PROPOSAL 2:
To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company for year 2014.	☐	☐	☐
PROPOSAL 3:
To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:
Signature:	Date:
TELEPHONE AND INTERNET VOTING INSTRUCTIONS
You may use the telephone or the Internet, 24 hours a day, 7 days a week, to vote. However, to ensure that your vote will be counted, please cast your Internet or telephone vote before 1:00 a.m. on April 17, 2014. To access the telephone or Internet voting instruction system, you must use the control number printed in the shaded box on the reverse side.

1.	To vote over the telephone: Using a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683).

2.	To vote over the Internet: Log on to the Internet and go to the web site http://www.envisionreports.com/aes.
Using the telephone or Internet voting instruction system has the same effect as giving voting instructions by marking, signing, dating and returning your paper Proxy Card. If you use the telephone or Internet voting instruction system, there is no need for you to mail back your Proxy.
DETACH HERE

PROXY
THE AES CORPORATION
Proxy Solicited on Behalf of the Board of Directors of
The AES Corporation for Annual Meeting April 17, 2014
The Undersigned hereby appoints Andrés Gluski or Brian Miller, or either of them, and any substitute or substitutes, to be the attorneys and Proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation (“AES”) to be held at 9:30 a.m. EDT on Thursday, April 17, 2014 at the Westin Arlington Gateway Hotel, 801 N. Glebe Road, Arlington, VA 22203, or at any adjournment or postponement thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the Nominees listed below (Proposal 1), the ratification of the appointment of Independent Auditor (Proposal 2), and approve, on an advisory basis, the Company’s executive compensation (Proposal 3), referred to on the reverse side of this card and described in the Proxy Statement.
Election of Directors, Nominees:
(01) Andrés Gluski, (02) Zhang Guo Bao, (03) Charles L. Harrington, (04) Kristina M. Johnson, (05) Tarun Khanna, (06) Philip Lader, (07) James H. Miller, (08) Sandra Moose, (09) John B. Morse, Jr., (10) Moisés Naím, (11) Charles Rossotti, and (12) Sven Sandstrom
This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3 and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your share unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.

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